Exhibit III
FINANCIAL STATEMENTS FOR THE FISCAL
YEAR ENDED DECEMBER 31, 2008
INTRODUCTION TO THE FINANCIAL STATEMENTS
     The Bank’s financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The accounting principles applied in NIB’s financial statements differ in certain respects from the accounting principles generally accepted in the United States (“U.S. GAAP”). Such differences may be related to variance in the standards for recognition or measurement of amounts included in the financial statements or IFRS may lack of specific requirements or guidance that is available for U.S. GAAP in certain areas. In addition, presentation and disclosure requirements may differ between IFRS and U.S. GAAP.
     The financial statements for the financial years 2006 and 2007 have been audited by the Bank’s auditors from Ernst & Young, as indicated in their reports included in previous Form 18-K filings for December 31, 2006 and December 31, 2007, respectively, and incorporated by reference into the Bank’s Registration Statement under Schedule B of the Securities Act of 1933, as amended (No. 333-142934).
     The financial statements for the year 2008 have been audited by the Bank’s auditors from KPMG as stated in their report included elsewhere herein.
     The auditors were appointed by the Control Committee of the Bank. See Exhibit IV, “Description of the Registrant – Governance”.
     For the financial year 2006 and 2007, the Control Committee appointed Mr. Per-Olof Johansson, Authorized Public Accountant at Ernst & Young, Helsinki, and Mr. Erik Mamelund, Authorized Public Accountant at Ernst & Young, Oslo, as independent joint auditors for NIB. Based on a tender process, the Control Committee appointed as independent joint auditors for NIB for the financial year 2008, Certified Public Accountant Sixten Nyman, representing the accounting firm KPMG, Finland and Certified Public Accountant Per Gunslev, representing KPMG, Denmark, which appointment has been renewed for the financial year 2009.

1

NORDIC INVESTMENT BANK
INCOME STATEMENT DATA
JANUARY 1 — DECEMBER 31,
(in thousands of EURO)

	2006	2007	2008
	EURO	EURO	EURO
Interest income	673,197	856,280	979,236
Interest expense	-494,390	-669,155	-766,845

NET INTEREST INCOME	178,807	187,125	212,391

Commission income and fees received	6,821	6,135	9,567
Commission expense and fees paid	-1,734	-2,425	-2,310
Net profit /loss on financial operations	-14,406	-89,719	-386,923
Foreign exchange gains and losses	136	-361	-142

OPERATING INCOME	169,624	100,755	-167,417

EXPENSES
General administrative expenses	27,909	27,507	30,346
Depreciation	4,246	4,529	4,360
Impairment of loans	—	—	79,150

TOTAL EXPENSES	32,156	32,036	113,856

PROFIT/LOSS FOR THE YEAR	137,469	68,719	- 281,273

2

Financial report
Financial report 2008
4	Report of the Board of Directors

9	Proposal by the Board of Directors to the Board of Governors

10	Income statement

11	Balance sheet

12	Changes in equity

14	Cash flow statement

15	Notes to the financial statements

15 Accounting policies

21 Financial guidelines and risk management

27 Notes to the income statement, balance sheet and cash flow statement

49	Auditors’ reports

3

Report of the Board of Directors 2008
The year 2008 was challenging for the financial sector globally and for NIB’s member countries. Towards the end of the year, the financial distress escalated further and started to increasingly affect the real economy globally and in the Nordic-Baltic region.
In these circumstances, NIB experienced high demand for its loans, which resulted in significant growth of its lending activities. Reflecting market developments, the lending margins increased during the year, and net interest income for 2008 was therefore well above the outcome of 2007. Core earnings1 amounted to EUR 189 million, which was also significantly higher than in the previous year. At the same time, some borrowers entered into difficulties, and NIB made for the first time in a number of years provisioning for credit losses.
The financial crisis affected the value of NIB’s treasury portfolio negatively during the year and NIB recorded a financial loss of EUR 281 million for 2008. The major part of the valuations are unrealised losses or in other forms which are expected to be regained; but the Bank also has exposures to Icelandic banks and to the defaulted Lehman Brothers Holdings Inc., for which the recovery rates are uncertain.
Strategic focus
During the year, NIB’s operations were guided by its strategy to finance projects that support competitiveness and the environment. Increasing emphasis was put on focus sectors. The crisis highlighted the fact that IFIs play an important role in providing financing during difficult times in accordance with their mandates when other sources become restricted. Accordingly, 57 per cent of the Bank’s loans agreed in 2008 were in the key areas of: energy; the environment; transport, logistics and communications; and innovation.
In line with this strategic focus, the Board of Directors approved two new environmental lending facilities, which were launched in February 2008. The Baltic Sea Environment Financing Facility, BASE, has a framework of EUR 500 million and is intended for financing the implementation of the Baltic Sea Action Plan adopted by the Baltic Marine Environmental Protection Commission—HELCOM with the purpose of restoring the ecological status of the Baltic marine environment by 2021. The framework of the Climate Change, Energy Efficiency and Renewable Energy Facility, CLEERE, has been set at EUR 1 billion and focuses on financing projects within renewable energy (hydro, wind, biomass, geothermal and solar power) and the more effective use of energy, as well as projects using cleaner production technologies that reduce greenhouse gas emissions. By the end of the year, the Bank had loans agreed totalling EUR 47 million under BASE and EUR 548 million under CLEERE.
The Board of Directors discussed on several occasions how NIB could further focus its activities in order to enhance its value added. The Board of Directors agreed in principle to increase NIB’s focus not only in terms of the types of activities but also in terms of geographical areas. However, the Board agreed to revert to the matter at the beginning of 2009.
NIB’s strategy was further implemented by introducing mandate rating in credit assessments. A revised environmental policy was introduced at the beginning of the year according to an earlier decision by the Board of Directors. Three projects with potentially extensive environmental impacts (category A projects) were disclosed publicly as part of the new due diligence process.

[1]	Core earnings consist of the profit before adjustments to hedge accounting, fair value adjustments made to the trading portfolio and credit losses and reversals of these.

4 NIB Annual Report 2008

The chairmanship of the Board of Directors rotates among the member countries every two years. Arild Sundberg ended his two-year term on 1 June 2008, when Madis Üürike took over the chairmanship.
Activities
As a consequence of increased demand, NIB’s lending grew significantly during the year. The disbursement of loans rose to EUR 2,486 million, compared to EUR 2,390 million in 2007 and EUR 1,605 million in 2006. Loans agreed increased to EUR 2,707 million, compared to EUR 2,214 million during the previous year.
Environment-related lending accounted for 20.9 per cent of agreed loans, with projects related to renewable energy such as wind power and bioenergy. NIB financing was also channelled through intermediaries in smallscale environmental lending to households, farms and small and mediumsized enterprises.
Energy-related lending concentrated on the rehabilitation and upgrading of hydropower plants, transmission and distribution networks as well as new energy-efficient production processes. The financing of energy investments accounted for 15.4 per cent of the loans agreed during the year.
Table 1
KEY FIGURES

(In EUR million unless otherwise specified)	2008	2007	2006

Net interest income	212	187	179
Profit/loss on financial operations	-387	-90	-14
Loan impairments	79	—	—

Core earnings	189	161	154
Profit	-281	69	137
Equity	1,730	2,037	2,021
Total assets	22,620	19,973	17,988
Solvency ratio (equity/total assets %)	7.6	10.2	11.2
Transport, logistics and communications accounted for 19.5 per cent of agreed loans in 2008. NIB participated, for example, in financing the expansion of telecommunication networks, increases in the efficiency of mail handling and the building of roads.
In the field of innovation, NIB invested in two new mezzanine funds and provided loans for investments in research and development, increasing the efficiency of production processes and the development of new products.
Manufacturing and service industries accounted for 29.4 per cent of agreed loans, including the financing of competitiveness- enhancing investments and acquisitions in various sectors.
In terms of geography, almost 80 per cent of the lending was in the membership area. Of non-members, the most important counterparties were China and Poland.
NIB member countries and the Northern Dimension Environmental Partnership (NDEP) engage NIB as one of the channels through which technical assistance is allocated to projects close to member countries. During 2008 NIB administered eight trust funds out of which one was closed at the end of the year. Three are general consultant trust funds, while the other four are intended for specific projects. Five funds originate from Sweden, one from Finland and one is an NDEP support fund. In addition, the Bank is involved in the administration of the assistance granted by Norway to the Pechenga Nickel project on the Kola peninsula.

NIB Annual Report 2008 5

The Bank’s debt issuance amounted to EUR 4,681 million. During the year, NIB issued three USD global benchmark bonds amounting to a total of USD 3,250 million. All issues met with good demand and were followed by strong performance in the secondary market. The large benchmark issues were complemented with over forty smaller public issues and private placements. Developments in the financial markets increased funding costs in general, also for NIB and other supranationals towards the end of the year, but NIB maintained its good access to the funding market.
Developments in the financial markets posed challenges for the Bank’s liquidity management. NIB increased the amount of its liquidity in cash to strengthen the Bank’s liquidity situation generally. At year-end, net liquidity amounted to EUR 3,638 million.
Valuations of the securities in the treasury portfolio have suffered in the current situation, in which it has been increasingly difficult to determine the fair value of the assets. The Bank decided in October 2008 to reclassify, with reference to IASB’s amended rules, EUR 715 million of its assets to a held-to-maturity portfolio as of 1 September 2008. During the year the Bank also worked on a revision of its liquidity policy.
Financial results
NIB’s net interest income in 2008 amounted to EUR 212 million, which corresponds to an increase of EUR 25 million compared to 2007. The administrative expenses for the year amounted to EUR 30 million. NIB’s operational results for 2008 in terms of core earnings increased to EUR 189 million, compared to EUR 161 million in 2007.
Nevertheless, NIB encountered a loss of EUR 281 million, which arises from losses on financial operations of EUR 387 million and impairments towards the loan book of EUR 79 million.
NIB has a long-term target to, in addition to the own capital, retain an amount of liquidity which covers at least the expected net cash requirements for one year. These funds are invested in different financial instruments in order to place funds safely, spread the risks and add to the Bank’s profitability. Over many years, this strategy has provided a return well above the risk-free rate.
However, when the financial crisis emerged in the summer of 2007, this led to negative fair-value adjustments of these funds. Widened credit spreads in the financial sector affected the value of assets that were marked-to-market. NIB decided to keep the instruments in the Bank’s portfolios unless the credit risk increased materially and the risk of default was deemed high. As a consequence, the major part of the negative valuations are unrealised losses. Of the EUR 387 million loss on financial operations in 2008, EUR 137 million corresponds to unrealised valuation changes. EUR 47 million corresponds to a reclassification of assets from the trading portfolio into the held-to-maturity portfolio and will be regained through net interest income barring any credit losses. All of these reclassified assets are rated AAA by at least one of the rating agencies. Without the reclassification, the result at year-end would have been EUR 54 million more negative.
The net loss stemming from hedge accounting amounts to EUR 39 million. This was due to a decrease in shortterm interest rates at the end of 2008, thus affecting negatively the value of the Bank’s swaps on which the Bank is paying floating rates. The Bank’s floating rate loans have a corresponding positive value, but the valuation of floating rate loans was not at year-end part of the Bank’s hedge accounting process and could not be accounted for in the Bank’s results. But the effects will come back when the swaps are reprised during 2009.

6 NIB Annual Report 2008

The Bank had a treasury exposure to Lehman Brothers Holdings Inc. amounting to EUR 57 million and to Icelandic banks amounting to EUR 81 million. EUR 132 million of the fair value adjustments are related to these assets, on which the counterparty has defaulted and for which the recovery is uncertain.
The realised loss in the treasury portfolio for 2008 amounts to EUR 36 million. Altogether, the unrealised losses amount to EUR 223 million (unrealised valuation changes, the shift to the heldto- maturity portfolio and the effect of hedge accounting), to which some EUR 57 million in unrealised losses from 2007 should be added. In total, approximately EUR 280 million is expected to be recovered in the coming years.
The severe crisis in financial markets increased demand for NIB loans but the downturn in the economies also resulted in more borrowers encountering difficulties. In particular, the economic crisis in Iceland has had a negative effect. In total, loan impairment charges amount to EUR 79 million. EUR 64 million of this is related to Icelandic customers, including Icelandic banks in the amount of EUR 53.5 million. The lending exposure towards Iceland is EUR 729 million.
The Bank’s balance sheet total at the end of the year was EUR 23 billion, up from EUR 20 billion at the end of 2007. Loans outstanding increased by 6.3 per cent to EUR 13 billion compared with year-end 2007.
Risk management
Overall the quality of the Bank’s portfolios continued to be high in 2008, despite some weakening of the general credit quality and a clear increase in the share of the weakest risk classes. The portfolios were well-balanced as regards both the geographical and sectoral distribution, as well as the degree of concentration in terms of exposure to individual counterparties.
During 2008, emphasis was put on the follow-up of the Bank’s customers and counterparties. The rating tools and methods applied in the Bank’s risk management process are validated periodically.
Administration
Due to the challenging financial and economic conditions, the need for monitoring increased during the year. As an important step towards intensified follow-up, a “work-out” unit was established within the Lending Department.
The NIB Leadership and Culture Development Programme was implemented at all levels of the organisation during the year. The aim is to develop leadership at the Bank and to anchor common values in the institution.
The establishment of a Legal Department bringing together all the legal staff in the various departments was completed as planned and the internal structuring, positioning and division of responsibilities in the new department are being fine-tuned.
The Compliance function to promote and implement good governance practices was formally established at the beginning of the year as planned. In line with the Bank’s new communication policy, revamped online communication tools were launched in October and external communication with stakeholders in member countries was intensified.
Outlook
The escalated financial crisis affected the global economy severely during the autumn. This was reflected in all NIB’s member countries. Given the continuous problems in the financial sector, demand for the Bank’s loans is expected to remain strong. However, there are limits in terms of capital as to how much NIB can expand its activities. Having a high potential for fulfilling NIB’s mandate of enhancing competitiveness and the environment will remain very important when the Bank considers projects for financing.

NIB Annual Report 2008 7

NIB continues to have good access to the funding markets and is expected to continue its flexible global borrowing strategy in 2009. In the first two months of the year, valuations of financial assets and hedge accounting have had a positive effect on NIB’s results.
Table 2
LENDING ACTIVITIES

(In EUR million unless otherwise specified)	2008	2007	2006

Energy	416
Environment	566
Transport, logistics and communications	527
Innovation	40
Financial intermediaries	208
Manufacturing and mining	795
Services and other	154
Loans agreed, total	2,707	2,214	1,575
Member countries	2,027	1,810	994
Non-member countries	680	404	581
Number of loan agreements, total	53	57	64
Member countries	40	45	41
Non-member countries	13	12	23
Loans outstanding and guarantees	13,079	12,316	11,559
Member countries	10,160	9,898	9,231
Non-member countries	2,920	2,417	2,328
Repayments and prepayments	1,467	1,282	1,478
New sectoral division of lending activities introduced in 2008.
Table 3
FINANCIAL ACTIVITIES

(In EUR million unless otherwise specified)	2008	2007	2006

New debt issues	4,681	4,288	2,689
Number of borrowing transactions	59	69	66
Number of borrowing currencies	13	10	11
Debts evidenced by certificates at year-end	17,549	15,023	13,622
Net liquidity at year-end	3,638	4,039	3,224

8 NIB Annual Report 2008

Proposal by the Board of Directors to the Board of Governors
The Board of Directors’ proposal with regard to the financial results for the year 2008 takes into account the need to keep the Bank’s ratio of equity to total assets at a secure level, which is a prerequisite for maintaining the Bank’s high creditworthiness.
In accordance with Section 11 of the Statutes of the Bank, it is proposed that:
•	the loss for 2008 of EUR 281,273,211.42 be allocated to the General Credit Risk Fund;

•	no transfer be made to the Special Credit Risk Fund for Project Investment Loans;

•	no transfer be made to the Statutory Reserve. The Statutory Reserve amounts to EUR 656,770,026.79, or 15.9% of the Bank’s authorised capital stock; and

•	no dividends be made available to the Bank’s member countries.
The income statement, balance sheet, changes in equity and cash flow statement, as well as the notes to the financial statements, are to be found on pages 6 through 41.

Helsinki, 6 March 2009

NIB Annual Report 2008 9

Income statement 1 January—31 December

EUR 1,000	Note	2008	2007

Interest income		979,236	856,280
Interest expense		-766,845	-669,155

Net interest income	(1), (2), (22)	212,391	187,125

Commission income and fees received	(3)	9,567	6,135
Commission expense and fees paid		-2,310	-2,425
Net profit/loss on financial operations	(4)	-386,923	-89,719
Foreign exchange gains and losses		-142	-361

Operating income		-167,417	100,755

Expenses
General administrative expenses	(5), (22)	30,346	27,507
Depreciation	(9), (10)	4,360	4,529
Impairment of loans	(6), (8)	79,150	—

Total expenses		113,856	32,036

PROFIT/LOSS FOR THE YEAR		-281,273	68,719

The Nordic Investment Bank’s accounts are kept in euro.

10 NIB Annual Report 2008

Balance sheet at 31 December

EUR 1,000		Note	2008	2007

ASSETS		(1), (18), (19), (20), (21)
Cash and cash equivalents		(17), (23)	4,776,821	4,493,285

Financial placements		(7), (17)
Placements with credit institutions			82,013	93,432
Debt securities			2,502,333	1,582,750
Other			14,157	7,043

			2,598,503	1,683,225

Loans outstanding		(8), (17)	13,062,568	12,290,768
Intangible assets		(9)	6,816	6,740
Tangible assets, property and equipment		(9)	35,107	36,767

Other assets		(11), (17)
Derivatives			1,734,353	1,049,725
Other assets		(22)	8,123	1,596

			1,742,476	1,051,321

Paid-in capital and payments to the Bank’s reserves, receivable			31,556	42,713
Accrued interest and fees receivable			366,590	368,422

TOTAL ASSETS			22,620,436	19,973,242

LIABILITIES AND EQUITY		(1), (18), (19), (20), (21)
Liabilities
Amounts owed to credit institutions		(17), (22)
Short-term amounts owed to credit institutions		(23)	1,092,809	454,498
Long-term amounts owed to credit institutions			79,107	91,674

			1,171,917	546,172

Repurchase agreements			45,900	—

Debts evidenced by certificates		(12), (17)
Debt securities issued			17,320,259	14,829,821
Other debt			229,122	192,979

			17,549,380	15,022,800

Other liabilities		(13), (17)
Derivatives			1,785,185	1,999,356
Other liabilities			5,204	4,496

			1,790,389	2,003,852

Accrued interest and fees payable			332,907	363,468

Total liabilities			20,890,493	17,936,292

Equity
Authorised and subscribed capital	4,141,903
of which callable capital	-3,723,301

Paid-in capital	418,602	(14)	418,602	418,602
Reserve funds		(15)
Statutory Reserve			656,770	645,612
General Credit Risk Fund			622,131	622,131
Special Credit Risk Fund PIL			281,919	238,200
Payments to the Bank’s reserves, receivable			31,556	42,713
Other value adjustments			239	973
Profit/loss for the year			-281,273	68,719

Total equity			1,729,943	2,036,950

TOTAL LIABILITIES AND EQUITY			22,620,436	19,973,242

Guarantee commitments		(8), (16)	16,667	25,000
Collateral and commitments		(16)
The Nordic Investment Bank’s accounts are kept in euro.

NIB Annual Report 2008 11

Changes in equity

						Payments to the
						Bank’s Statutory
	Paid-in	Statutory	General Credit	Special Credit	Fund, HIPC	Reserve and	Appropriation to	Other value	Profit/loss for
EUR 1,000	capital	Reserve	Risk Fund	Risk Fund PIL	Programme	Credit Risk funds	dividend payment	adjustments	the year	Total

EQUITY AT 31 DECEMBER 2006	418,602	644,983	534,662	238,200	629	42,713	0	3,592	137,469	2,020,850

Appropriations between reserve funds		629	87,469		-629		50,000		-137,469	0
Paid-in capital	4,780									4,780
Called-in authorised and subscribed capital	-4,780									-4,780
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable										0
Dividend payment							-50,000			-50,000

Profit/loss for the year									68,719	68,719
Available-for-sale portfolio								-1,023		-1,023
Cash flow hedge accounting								-1,596		-1,596

Total income and expense for the year	0	0	0	0	0	0	0	-2,619	68,719	66,101

EQUITY AT 31 DECEMBER 2007	418,602	645,612	622,131	238,200	0	42,713	0	973	68,719	2,036,950

Appropriations between reserve funds				43,719			25,000		-68,719	0
Paid-in capital										0
Called-in authorised and subscribed capital										0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		11,158				-11,158				0
Dividend payment							-25,000			-25,000

Profit/loss for the year									-281,273	-281,273
Available-for-sale portfolio								867		867
Cash flow hedge accounting								-1,601		-1,601

Total income and expense for the year	0	0	0	0	0	0	0	-734	-281,273	-282,007

EQUITY AT 31 DECEMBER 2008	418,602	656,770	622,131	281,919	0	31,556	0	239	-281,273	1,729,943

12 NIB Annual Report 2008

	2008	2007

Proposed appropriation of the year’s profit/loss
Appropriation to Statutory Reserve	—	—
Appropriations to credit risk reserve funds
General Credit Risk Fund	-281,273	—
Special Credit Risk Fund PIL	—	43,719
Fund, HIPC Programme	—	—
Appropriation to dividend payment	—	25,000

PROFIT/LOSS FOR THE YEAR	-281,273	68,719

The Nordic Investment Bank’s accounts are kept in euro.

NIB Annual Report 2008 13

Cash flow statement 1 January—31 December

EUR 1,000	Jan-Dec 2008	Jan-Dec2007

Cash flows from operating activities

Profit/loss from operating activities	-281,273	68,719

Adjustments
Amortisation of issuing charges	9,175	10,840
Market value adjustment, trading portfolio	7,402	7,381
Impairment on accrued interest and matured financial assets	7,459	—
Debt securities moved from trading to held-to-maturity portfolio	46,829	—
Depreciation and write-down in value of tangible and intangible assets	4,360	4,529
Change in accrued interest and fees (assets)	-554	-36,427
Change in accrued interest and fees (liabilities)	-30,561	57,489
Impairment of loans	79,150	—
Adjustment to hedge accounting	38,809	10,319
Other adjustments to the year’s profit/loss	-34	-35

Adjustments, total	162,035	54,097

Lending
Disbursements of loans	-2,486,401	-2,390,392
Repayments of loans	1,467,170	1,281,546
Capitalisations, redenominations, index adjustments etc.	-1,838	-338
Exchange rate adjustments	255,290	331,656

Lending, total	-765,779	-777,527

Cash flows from operating activities, total	-885,017	-654,711

Cash flows from investing activities

Placements and debt securities
Purchase of debt securities 1)	-1,814,602	-458,493
Sold and matured debt securities 1)	855,700	285,238
Placements with credit institutions	11,419	-2,010
Other financial placements	-6,247	-931
Exchange rate adjustments etc	752	-3

Placements and debt securities, total	-952,978	-176,200

Other items
Acquisition of intangible assets	-2,023	-1,799
Acquisition of tangible assets	-753	-3,262
Change in other assets	-11,633	9,948

Other items, total	-14,408	4,886

Cash flows from investing activities, total	-967,386	-171,314

Cash flows from financing activities

Debts evidenced by certificates
Issues of new debt 2)	4,695,020	4,278,931
Redemptions	-2,570,663	-1,958,157
Exchange rate adjustments	-216,503	-1,063,724

Debts evidenced by certificates, total	1,907,854	1,257,050

Other items
Long-term placements from credit institutions	-12,567	1,412
Change in swap receivables	-357,189	-222,019
Change in swap payables	-73,234	649,743
Change in other liabilities	708	165
Dividend paid	-25,000	-50,000
Paid-in capital and reserves	11,158	4,780

Other items, total	-456,125	384,081

Cash flows from financing activities, total	1,451,729	1,641,131

CHANGE IN NET LIQUIDITY	-400,675	815,106

Opening balance for net liquidity	4,038,787	3,223,681
Closing balance for net liquidity	3,638,112	4,038,787

Additional information to the statement of cash flows
Interest income received	981,068	892,707
Interest expense paid	-797,406	-611,666
The Nordic Investment Bank’s accounts are kept in euro.

The cash flow statement has been prepared using the indirect method and the items of cash flows cannot be directly concluded from the balance sheets.

1)	Reclassification of debt securities from trading portfolio to held-to-maturity is included in these items.

2)	Including issuing charges EUR -14,278 thousand (2007: -9,256).

14 NIB Annual Report 2008

Notes to the financial statements
ACCOUNTING POLICIES
General operating principles
The operations of the Nordic Investment Bank (hereinafter called the Bank or NIB) are governed by an agreement among the governments of Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden (hereinafter called the member countries), and the Statutes adopted in conjunction with that agreement.
NIB is a multilateral financial institution that operates in accordance with sound banking principles. NIB finances private and public projects which have high priority with the member countries and the borrowers. NIB finances projects both in and outside the member countries, and offers its clients long-term loans and guarantees on competitive market terms.
NIB acquires the funds to finance its lending by borrowing on international capital markets.
The authorised capital stock of the Bank is subscribed by the member countries. Any increase or decrease in the authorised capital stock shall be decided by the Board of Governors, upon a proposal of the Board of Directors of the Bank.
In the member countries, the Bank is exempt from payment restrictions and credit policy measures, and has the legal status of an international legal person, with full legal capacity. The Agreement concerning NIB contains provisions regarding immunity and privileges accorded to the Bank, e.g. the exemption of the Bank’s assets and income from taxation.
The headquarters of the Bank are located at Fabianinkatu 34 in Helsinki, Finland.
Significant accounting principles
BASIS FOR PREPARING THE FINANCIAL STATEMENTS
The Bank’s financial statements have been prepared in accordance with the International Financial Reporting Standards (IFRS), issued by the International Accounting Standards Board (IASB). The Bank’s accounts are kept in euro. With the exceptions noted below, they are based on historical cost.
SIGNIFICANT ACCOUNTING JUDGEMENTS AND ESTIMATES
As part of the process of preparing the financial statements, the Bank’s management is required to make certain estimates and assumptions that have an effect on the Bank’s profits, its financial position and other information presented in the Annual Report. These estimates are based on available information and the judgements made by the Bank’s management. Actual outcomes may deviate from the assessments made, and such deviations may at times be substantial.
The Bank uses various valuation models and techniques to estimate fair values of assets and liabilities. There are significant uncertainties related to these estimates in particular when they involve modelling complex financial instruments, such as derivative instruments used for hedging activities related to both borrowing and lending. The estimates are highly dependent on market data, such as the level of interest rates, currency rates and other factors. The uncertainties related to these estimates are reflected mainly in the balance sheet. NIB undertakes continuous development in order to improve the basis for the fair value estimates, both with regard to modelling and market data. Changes in estimates resulting from refinements in assumptions and methodologies are reflected in the period in which the enhancements are first applied.

NIB Annual Report 2008 15

RECOGNITION AND DERECOGNITION OF FINANCIAL INSTRUMENTS
Financial instruments are recognised in the balance sheet on a settlement date basis.
A financial asset is derecognised when the contractual rights to the cash flows from the financial asset expire.
A financial liability is removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expires.
FOREIGN CURRENCY TRANSLATION
Monetary assets and liabilities denominated in foreign currencies are recognised in the accounts at the exchange rate prevailing on the closing date. Non-monetary assets and liabilities are recognised in the accounts at the euro rate prevailing on the transaction date. Income and expenses recognised in currencies other than the euro are converted on a daily basis to the euro, in accordance with the euro exchange rate prevailing each day.
Realised and unrealised exchange rate gains and losses are recognised in the income statement.
The Bank uses the official exchange rates published for the euro by the European Central Bank. See Note 24.
CASH AND CASH EQUIVALENTS, NET LIQUIDITY
The item “Cash and cash equivalents” refers to monetary assets and placements with original maturities of 6 months or less, calculated from the date the acquisition and placements were made. The item also includes placements in debt securities at floating interest rates in the trading portfolio, regardless of original maturity.
Net liquidity in the cash flow statement refers to the net amount of monetary assets, placements and liabilities with original maturities of 6 months or less calculated from the time the transaction was entered into, as well as placements in debt securities at floating interest rates in the trading portfolio irrespective of original maturity. This corresponds in substance to the Bank’s operational net liquidity.
FINANCIAL PLACEMENTS
Items recognised as financial placements in the balance sheet include placements with credit institutions and in debt securities, for example, bonds and other debt certificates, as well as certain placements in instruments with equity features. The placements are initially recognised on the settlement date. Their subsequent accounting treatment depends on the purpose of the placements.
Financial assets held for trading are carried at fair value. Changes in fair value are recognised in the income statement. Held-to-maturity financial investments are carried at amortised cost. These financial assets are assessed on an ongoing basis for impairment.
Available-for-sale financial assets are measured at fair value. Unrealised value changes are recognised in “Equity” under the item “Other value adjustments” until the asset is sold or the unrealised loss is considered to be permanent. When the placement is sold or written down, the accumulated unrealised gain or loss is transferred to the year’s profit or loss, and becomes part of “Net profit on financial operations”.
LENDING
The Bank may grant loans and provide guarantees under its Ordinary Lending or under various special lending facilities. The special lending facilities, which carry member country guarantees, consist of Project Investment Loans (PIL) and Environmental Investment Loans (MIL).
Ordinary Lending includes loans and guarantees within and outside the member countries. The Bank’s Ordinary Lending ceiling corresponds to 250% of its authorised capital and accumulated general reserves and amounts to EUR 12,928 million following the allocations of the year’s losses in accordance with the Board of Directors’ proposal.

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Project Investment Loans are granted for financing creditworthy projects in the emerging markets of Africa, Asia, Europe and Eurasia, Latin America and the Middle East. The Bank’s Statutes permit loans to be granted and guarantees to be issued under the PIL facility up to an amount corresponding to EUR 4,000 million. The member countries guarantee the PIL loans up to a total amount of EUR 1,800 million. The Bank, however, will assume 100% of any losses incurred under an individual PIL loan, up to the amount available at any given time in the Special Credit Risk Fund for PIL. Only thereafter would the Bank be able to call the member countries’ guarantees according to the following principle: the member countries guarantee 90% of each loan under the PIL facility up to a total amount of EUR 1,800 million. Payment under the member countries’ guarantees takes place at the request of the Board of Directors, as provided for under an agreement between the Bank and each individual member country.
The Bank is authorised to grant special Environmental Investment Loans up to the amount of EUR 300 million, for the financing of environmental projects in the areas adjacent to the member countries. The Bank’s member countries guarantee 100% of the MIL facility.
The Bank’s lending transactions are recognised in the balance sheet at the time the funds are transferred to the borrower. Loans are recognised initially at historical cost, which corresponds to the fair value of the transferred funds including transaction costs. Loans outstanding are carried at amortised cost. If the loans are hedged against changes in fair value by using derivative instruments, they are recognised in the balance sheet at fair value, with value changes recognised in the income statement. Changes in fair value are generally caused by changes in market interest rates.
IMPAIRMENT OF LOANS AND RECEIVABLES
Receivables are carried at their estimated recoverable amount. Where the collectability of identified loans is in doubt, specific impairment losses are recognised in the income statement. Impairment is defined as the difference between the carrying value of the asset and the net present value of expected future cash flows, determined using the instrument’s original effective interest rate where applicable. Impairment losses are measured based on individual assessment of the collectable amount for loans and guarantees. The assessment takes into account any costs of administration or realisation of the security.
On the liabilities side, impairment is recognised in respect of the guarantees NIB has issued. The net cost of any calls made under guarantees and other similar commitments issued by NIB is likewise recognised in the income statement.
In the event that payments in respect of an ordinary loan are more than 90 days overdue, all of the borrower’s loans are deemed to be non-performing and consequently the need for impairment is assessed and recognised.
In the event that payments in respect of a PIL loan to a government or guaranteed by a government are more than 180 days overdue, all of the borrower’s loans are deemed to be non-performing. Whenever payments in respect of a PIL loan that is not to a government or guaranteed by a government are more than 90 days overdue, all of the borrower’s loans are deemed to be non-performing. Impairment losses are then recognised in respect of the part of the outstanding loan principal, interest, and fees that correspond to the Bank’s own risk for this loan facility at any given point in time.
INTANGIBLE ASSETS
Intangible assets mainly consist of investments in software, software licenses and ongoing investments in new IT systems. The investments are carried at historical cost, and are amortised over the assessed useful life of the assets, which is estimated to be between 3 and 5 years. The amortisations are made on a straight-line basis.
TANGIBLE ASSETS
Tangible assets in the balance sheet include land, buildings, office equipment, and other tangible assets owned by the Bank. The assets are recognised at historical cost, less any accumulated depreciation based on their assessed useful life. No depreciations are made for land. The Bank’s office building in Helsinki is depreciated on a straight-line basis over a 40-year period. The Bank’s other buildings are depreciated over a 30-year period. The depreciation period for office equipment and other tangible assets is determined by assessing the individual item. The depreciation period is usually 3 to 5 years. The depreciations are calculated on a straight-line basis.

NIB Annual Report 2008 17

WRITE-DOWNS AND IMPAIRMENT OF INTANGIBLE AND TANGIBLE ASSETS
The Bank’s assets are reviewed annually for impairment. If there is any objective evidence of impairment, the impairment loss is determined based on the recoverable amount of the assets.
BORROWING
The Bank’s borrowing transactions are recognised in the balance sheet at the time the funds are transferred to the Bank. The borrowing transactions are recognised initially at a cost that comprises the fair value of the funds transferred, less transaction costs. The Bank uses derivative instruments to hedge the fair value of virtually all its borrowing transactions. In these instances, the borrowing transaction is subsequently recognised in the balance sheet at fair value, with any changes in value recognised in the income statement.
Securities delivered under repurchase agreements are not derecognised from the balance sheet. Cash received under repurchase agreements are recognised in the balance sheet as “Repurchase agreements”.
DERIVATIVE INSTRUMENTS AND HEDGE ACCOUNTING
The Bank’s derivative instruments are initially recognised on a trade-date basis at fair value in the balance sheet as “Other assets” or “Other liabilities”.
During the time the Bank holds a derivative instrument, any changes in the fair value of such an instrument are recognised in the income statement, or directly in “Equity” as part of the item “Other value adjustments”, depending on the purpose for which the instruments were acquired. The value changes of derivative instruments that were not acquired for hedging purposes are recognised in the income statement. The accounting treatment for derivative instruments that were acquired for hedging purposes depends on whether the hedging operation was in respect of cash flow or fair value.
At the time the IAS 39 standard concerning hedge accounting was adopted, the Bank had a portfolio of floating rate assets, which had been converted to fixed rates using derivative contracts (swaps). This portfolio was designated as a cash flow hedge, but this specific type of hedging is no longer used for new transactions. In general, the Bank does not have an ongoing programme for entering into cash flow hedging, although it may choose to do so at any given point in time.
When hedging future cash flows, the change in fair value of the effective portion of the hedging instrument is recognised directly in “Equity” as part of the item “Other value adjustments” until the maturity of the instrument. At maturity, the amount accumulated in “Equity” is included in the income statement in the same period or periods during which the hedged item affects the income statement.
In order to protect NIB from market risks that arise as an inherent part of its borrowing and lending activities, the Bank enters into swap transactions. The net effect of the swap hedging is to convert the borrowing and lending transactions to floating rates. This hedging activity is an integral part of the Bank’s business process and is designed as a fair value hedge.
When hedging the fair value of a financial asset or liability, the derivative instrument’s change in fair value is recognised in the income statement together with the hedged item’s change in fair value in “Net profit on financial operations”.
Sometimes a derivative may be a component of a hybrid financial instrument that includes both the derivative and a host contract. Such embedded derivative instruments are part of a structured financing transaction that is hedged against changes in fair value by means of matching swap contracts. In such cases, both the hedged borrowing transaction and the hedging derivative instrument are recognised at fair value with changes in fair value in the income statement.

18 NIB Annual Report 2008

The hedge accounting is based on a clearly documented relationship between the item hedged and the hedging instrument. When there is a high (negative) correlation between the hedging instrument on the one hand and the value change on the hedged item or the cash flows generated by the hedged item on the other, the hedge is regarded as effective. The hedging relationship is documented at the time the hedge transaction is entered into, and the effectiveness of the hedge is assessed continuously.
DETERMINATION OF FAIR VALUE
The fair value of financial instruments, including derivative instruments that are traded in a liquid market, is the bid or offered closing price at balance sheet date. Many of NIB’s financial instruments are not traded in a liquid market, like the Bank’s borrowing transactions with embedded derivative instruments. These are measured at fair value using different valuation models and techniques. This process involves determining future expected cash flows, which can then be discounted to the balance sheet date. The estimation of future cash flows for these instruments is subject to assumptions on market data and in some cases, in particular where options are involved, even on the behaviour of the Bank’s counterparties. The fair value estimate may therefore be subject to large variations and may not be realisable in the market. Under different market assumptions the values could also differ substantially.
EQUITY
The Bank’s authorised and subscribed capital is EUR 4,141.9 million, of which the paid-in portion is EUR 418.6 million. Payment of the subscribed, non-paidin portion of the authorised capital, i.e., the callable capital, will take place at the request of the Bank’s Board of Directors to the extent that the Board deems it necessary for the fulfilment of the Bank’s debt obligations.
The Bank’s reserves have been built up by means of appropriations from the profits of previous accounting periods, and consist of the Statutory Reserve, as well as funds for credit risks: the General Credit Risk Fund, the Special Credit Risk Fund for PIL and the Fund for the HIPC Programme (Debt Initiative for Heavily Indebted Poor Countries).
The Bank’s profits, after allocation to appropriate credit risk funds, are transferred to the Statutory Reserve until it amounts to 10% of NIB’s subscribed authorised capital. Thereafter, the Board of Governors, upon a proposal by the Bank’s Board of Directors, shall decide upon the allocation of the profits between the reserve fund and dividends on the subscribed capital.
The General Credit Risk Fund is designed to cover unidentified exceptional risks in the Bank’s operations. Allocations to the Special Credit Risk Fund for PIL are made primarily to cover the Bank’s own risk in respect of credit losses on PIL loans.
INTEREST
The Bank’s net interest income includes accrued interest on loans as well as accruals of the premium or discount value of financial instruments. Net interest income also includes swap fees and borrowing costs.
FEES AND COMMISSIONS
Fees collected when disbursing loans are recognised as income at the time of the disbursement, which means that fees and commissions are recognised as income at the same time as the costs are incurred. Commitment fees are charged on loans that are agreed but not yet disbursed, and are accrued in the income statement over the commitment period.
Annually recurrent costs arising as a result of the Bank’s borrowing, investment and payment transactions are recognised under the item “Commission expense and fees paid”.

NIB Annual Report 2008 19

FINANCIAL TRANSACTIONS
The Bank recognises in “Net profit on financial operations” both realised and unrealised gains and losses on debt securities and other financial instruments. Adjustments for hedge accounting are included.
ADMINISTRATIVE EXPENSES
The Bank provides services to its related parties, the Nordic Development Fund (NDF) and the Nordic Environment Finance Corporation (NEFCO). Payments received by the Bank for providing services at cost to these organisations are recognised as a reduction in the Bank’s administrative expenses.
NIB receives a host country reimbursement from the Finnish Government equal to the tax withheld from the salaries of NIB’s employees. This payment reduces the Bank’s administrative expenses. It is shown in Note 5.
LEASING AGREEMENTS
Leasing agreements are classified as operating leases if the rewards and risks incident to ownership of the leased asset, in all major respects, lie with the lessor. Lease payments under operating leases are recognised on a straight-line basis over the lease term. The Bank’s rental agreements are classified as operating leases.
EMPLOYEE PENSIONS AND INSURANCE
The Bank is responsible for arranging pension security for its employees. In accordance with the Headquarters Agreement between the Bank and the Finnish Government and as part of the Bank’s pension arrangements, the Bank has decided to apply the Finnish state pension system. Contributions to this pension system, which are paid to the Finnish State Pension Fund, are calculated as a percentage of salaries. The Finnish Government determines the basis for the contributions, and the Finnish State Treasury establishes the actual percentage of the contributions. See Note 5.
NIB has also provided its permanent employees with a supplementary pension insurance scheme arranged by a private pension insurance company. This is group pension insurance based on a defined contribution plan. The Bank’s pension liability is completely covered.
In addition to the applicable local social security systems, NIB has taken out a comprehensive accident, life and health insurance policy for its employees in the form of group insurance.
Segment information
Segment information and currency distribution in the notes are presented in nominal amounts. The adjustment to hedge accounting is presented as a separate item (except for Note 1, the primary reporting segment).
Reclassifications
Following the amendment to IAS 39 issued in October 2008, permitting the reclassification of financial assets in certain restricted circumstances, the Bank decided to reclassify EUR 715 million of its trading portfolio assets into the held-to-maturity portfolio. This amendment has been applied retrospectively to commence on 1 September 2008. The reclassification has resulted in the cessation of fair value accounting for those assets previously designated as held for trading. The fair values of the assets at the date of reclassification became their new amortised cost and those assets will subsequently be accounted for on that measurement basis. The reclassified cost will be amortised over the instrument’s expected remaining lifetime through interest income using the effective interest method. See Note 7.
Some other minor reclassifications have been made. The comparative figures have been adjusted accordingly.
International Financial Reporting Standards and Interpretations
NEW STANDARDS AND INTERPRETATIONS 2009
The following standards, interpretations or their revisions are effective for the annual period beginning 1 January 2009.
•	IFRS 1 First-time Adoption of International Financial Reporting Standards— Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate (Amendments)

•	IFRS 2 Share-based Payment— Vesting Conditions and Cancellations (Amendment)

•	IFRS 8 Operating Segments

•	IAS 1 Presentation of Financial Statements (Revised)

•	IAS 23 Borrowing Costs (Revised)

•	IAS 27 Consolidated and Separate Financial Statements—Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate (Amendments)

•	IAS 32 Financial Instruments: Presentation and IAS 1 Presentation of Financial Statements—Puttable Financial Instruments and Obligations Arising on Liquidation (Amendments)

•	IFRIC 13 Customer Loyalty Programmes

•	IFRIC 15 Agreements for the Construction of Real Estate

•	IFRIC 16 Hedges of a Net Investment in a Foreign Operation
The view of the Bank’s management is that the introduction of the above IFRIC interpretations and IFRS standards will have no material effect on NIB’s financial statements information or accounting policies.

20 NIB Annual Report 2008

FINANCIAL GUIDELINES AND RISK MANAGEMENT
NIB assumes a conservative approach to risk-taking. The Bank’s constituent documents require that loans be made in accordance with sound banking principles, that adequate security be obtained for the loans and that the Bank protect itself against the risk of exchange rate losses. The main risks: credit risk, market risk, liquidity risk and operational risk, are managed carefully with risk management closely integrated into the Bank’s business processes. As a multilateral financial institution, NIB is not subject to any national or international banking regulations. However, the Bank’s risk management procedures are reviewed and refined on an ongoing basis in order to comply in substance with what the Bank identifies as the relevant market standards, recommendations and best practices.
Key risk responsibilities
The Board of Directors defines the overall risk profile of the Bank by approving its financial policies and guidelines, maximum limits for exposure as well as individual loans. The business functions, Lending and Treasury, are responsible for managing the risks assumed through their operations and for ensuring that an adequate return for the risks taken is achieved. Risk Management, Credit and Analysis and Internal Audit are independent from the departments carrying out the Bank’s business activities. Risk Management has the overall responsibility for identifying, assessing, monitoring and reporting all types of risk inherent in the Bank’s operations. Credit and Analysis is responsible for assessing and monitoring credit risk in the Bank’s lending operations and it oversees that credit proposals are in compliance with established limits and policies. Internal Audit provides an independent evaluation of the control and risk management processes. Based on regular reporting from the relevant departments, three committees comprising members of the senior management supervise the Bank’s aggregate risk-taking so that it is consistent with its financial resources and risk profile and that risk and return are balanced and appropriate under prevailing market conditions. The Management Committee has the overall responsibility for risk management, including operational risk. The risk management duties of the Credit Committee are focused on credit risk in the Bank’s lending operations and the Finance Committee deals with market risk and liquidity risk as well as credit risk related to the Bank’s treasury operations.
Credit risk
Credit risk is NIB’s main financial risk. Credit risk is the risk that the Bank’s borrowers and other counterparties fail to fulfil their contractual obligations and that any collateral provided does not cover the Bank’s claims. Following from NIB’s mandate and financial structure, most of the credit risk arises in the lending operations. Credit decisions are primarily made by the Board of Directors, with some delegation of credit approval authority to the President for execution in the Credit Committee. The Bank’s credit policy forms the basis for all its lending operations. The credit policy aims at maintaining the Bank’s high quality loan portfolio and ensuring proper risk diversification as well as enhancing the Bank’s mission and strategy. The credit policy sets the basic criteria for acceptable risks and identifies risk areas that require special attention.
The Bank is also exposed to credit risk in its treasury activities, where credit risk derives from the financial assets and derivative instruments that the Bank uses for investing its liquidity and managing currency and interest rate risks as well as other market risks related to structured funding transactions.
CREDIT RISK MANAGEMENT
The Bank’s credit risk management is based on an internal credit risk rating system, a limit system based on the credit risk ratings and on a model for the calculation of economic capital for the management of portfolio-level credit risk. A primary element of the credit approval process is a detailed risk assessment, which also involves a risk-versusreturn analysis. The risk assessment concludes with a classification of the risk of the counterparty and the transaction, expressed in terms of a counterparty risk rating and a transaction risk class.

NIB Annual Report 2008 21

Credit risk ratings. The Bank assesses the creditworthiness of all counterparties that create credit risk exposure. Based on the assessment, a credit risk rating is assigned to each counterparty. The rating process is carried out through functions independent of the business-originating departments.
The Bank’s rating system is based on a quantitative and a qualitative model for estimating the probability of default (PD) of a counterparty and the loss given default (LGD) on a transaction. The PD is assessed using a rating tool comprising quantitative and qualitative factors. Based on the PD, the counterparty is assigned a rating class on a scale from 1 to 20, with class 1 referring to the lowest probability of default and class 20 to the highest probability of default. In addition, two classes of default are applied. The first one indicates impairment and the second a non-performing status. Each transaction is also assigned a risk class reflecting the expected loss. The expected loss is the combined effect of the PD of the counterparty and the Bank’s estimate of the portion of the Bank’s claim that would not be recoverable if the counterparty defaults. The non-recoverable portion, i.e. the loss given default (LGD), is determined based on benchmark values for unsecured transactions and by using a security rating tool for secured transactions. The risk classes range from 1 to 20, such that risk class 1 refers to the lowest expected loss and class 20 to the highest expected loss. The counterparty ratings and the transaction risk classes form the basis for setting exposure limits, for the risk-based pricing of loans as well as for monitoring and reporting the Bank’s credit quality.
Credit limits. NIB applies a limit system in which maximum exposure to a counterparty is determined based on the probability of default and the expected loss. The limits are aligned to the Bank’s equity and to the counterparty’s equity. To reduce large risk concentrations to groups of borrowers and industry sectors, the Bank applies separate portfolio-level limits (country and sector limits). The Board of Directors sets the limits for maximum exposure.
Measurement of credit risk exposure. For loans and capital market investments, credit exposure is measured in terms of gross nominal amounts, without recognising the availability of collateral or other credit enhancement. Exposure to each counterparty is measured on a consolidated group level, i.e. individual counterparties that are linked to one another by ownership or other group affiliation, are considered as one counterparty.
The credit risk exposure of swaps is measured as the current market value plus an allowance for potential increases in exposure over the transaction’s lifetime (often referred to as potential exposure). The add-on for potential exposure reflects the fact that significant fluctuations in the swap’s value may occur over time. As a rule, NIB enters into the International Swaps and Derivatives Association (ISDA) contract with swap counterparties. This allows the netting of the obligations arising under all of the derivative contracts covered by the ISDA agreement in case of insolvency and, thus, results in one single net claim on, or payable to, the counterparty. Netting is applied for the measurement of the Bank’s credit exposure only in cases when it is deemed to be legally enforceable in the relevant jurisdiction and against a counterparty. The gross total market value of swaps at year-end 2008 amounted to EUR 1,705 million, compared to a value of EUR 733 million after applying netting (year-end 2007: EUR 1,000 million and EUR 425 million, respectively).
To further reduce the credit risk in derivatives, NIB enters into credit support agreements with its major swap counterparties. This provides risk mitigation, as the swap transactions are regularly marked-to-market and the party being the net obligor is requested to post collateral. The Bank strives to use one-way credit support agreements, under which the Bank does not have to post collateral. When credit support agreements are in place, NIB does not apply add-ons in the exposure calculation.
Economic capital. Economic capital refers to the amount of capital that the Bank needs in order to be able to absorb severe unexpected losses, with a defined level of certainty. As a multilateral financial institution, the Bank is not subject to regulatory capital requirements. However, the Bank uses standards proposed by the Basel II Capital Accord as a benchmark for its risk management and economic capital framework. The Bank’s policy is to hold a level of capital required to maintain the AAA/Aaa rating.

22 NIB Annual Report 2008

The overall purpose of the Bank’s economic capital framework is to incorporate risk awareness throughout the business decision process. The economic capital model provides an aggregated view of the Bank’s risk position at a certain point in time, it allows capital to be allocated for the purpose of the risk-based pricing of loans and it is used for measuring the Bank’s risk-adjusted performance.
The Bank estimates its economic capital requirement for each of the main risks: credit risk, market risk and operational risk. When allocating economic capital for credit risk, the model uses the PD and LGD values arrived at in the internal rating process and it recognises correlations between assets in various sectors and geographical regions. When estimating the total economic capital requirement, the model recognises correlations between the different types of risk (credit risk, market risk and operational risk).
CREDIT QUALITY
Overall, the quality of the Bank’s aggregate credit exposure remained at a high level in 2008. Figure 1, “Loans outstanding and guarantees”, shows the distribution of the Bank’s lending exposure by type of security as of year-end 2008. Figure 2, “Total exposure by NIB rating”, compares the quality of the Bank’s credit risks based on the credit risk classification system at year-end 2007 and 2008. Aggregate credit exposure includes lending and treasury exposure. Lending exposure refers to loans outstanding and loans agreed but not yet disbursed.
Lending in member countries. The quality of the loans granted in the member countries remained primarily sound. Most of the portfolio—close to 81%—was located in the risk classes 5 to 10, which was in line with the distribution of the portfolio in 2007. Loans in the four weakest risk classes increased to 0.9% of the portfolio from 0.6% the year before. At year-end 2008 loans in the default category accounted for 0.9% of total lending in the member countries (2007: 0%). With the exception of one loan, these were exposures to Iceland.
Lending in non-member countries. The quality of the loan portfolio comprising non-member countries was slightly weaker in 2008 than the year before. Close to 69% of the portfolio comprised loans in the risk classes 1 to 10 (2007: 71%). The exposure to the four weakest credit risk classes remained low, amounting to 1.2% at year-end 2008 (2007: 1.4%). The default category accounted for 0.4% of total lending to non-member countries (2007: 0%).
Treasury counterparties. The credit quality of the counterparties in the Bank’s treasury operations remained, predominantly, at a high level. The exposure to the top four classes accounted for 62% of the total exposure (2007: 55%). Due to the failure of Lehman Brothers Inc. and the major Icelandic banks, 1.7% of the exposure to financial counterparties fell into the default category in 2008 (2007: 0%).

NIB Annual Report 2008 23

Bank level. On an aggregate level, the Bank’s credit quality weakened slightly during the year but continues to be strong. At year-end 2008 slightly more than 29% (2007: 27%) of the credit exposure was in the classes with the lowest risk (1 to 4) and around 58% (2007: 62%) was in the risk classes 5 to 10. The exposure to the classes with the highest risk (17 to 20) was a moderate 0.6%, which was at the same level as the year before. At year-end 2008 exposures in the default category accounted for 1.1% of the aggregate credit exposure (2007: 0%). The Bank’s credit exposure continued to be fairly well balanced in respect of the geographical and industrial sector distribution as well as regarding the distribution of the exposure by size.
Market risk
Market risk includes, inter alia, the risk that losses incur as a result of fluctuations in exchange rates and interest rates. NIB’s exposure to exchange rate risk occurs when translating assets and liabilities denominated in foreign currencies into the functional currency, the euro. The Bank funds its operations by borrowing in the international capital markets and often provides loans in currencies other than those borrowed, which unhedged would create currency mismatches in assets and liabilities. Furthermore, the funds borrowed often have other interest rate structures than those applied in the loans provided to the Bank’s customers. By using derivative instruments, NIB seeks to reduce its exposure to exchange rate risk and interest rate risk created in the normal course of business. The residual risk must be within strictly defined limits. Such limits are kept very narrow to accommodate the Statutes, which stipulate that the Bank is not allowed to bear foreign exchange risks that could affect its financial position and net income, other than to a marginal extent.
EXCHANGE RATE RISK
Exchange rate risk is the impact of unanticipated changes in foreign exchange rates on the Bank’s assets and liabilities and on net interest income. The Bank measures and manages exchange rate risk in terms of the net nominal value of all assets and liabilities per currency on a daily basis (translation risk). The Board of Directors sets the limits for acceptable currency positions, i.e. the difference between assets and liabilities in a specific currency. The overnight exposure to any one currency may not exceed the equivalent of EUR 4 million. The currency positions are monitored against the established limits on a daily basis and reported regularly to the Finance Committee.
The Bank does not hedge future net interest income in foreign currency. Loans are provided primarily in euros and US dollars and there is a possibility that interest income in US dollars may cause some fluctuation in the Bank’s future net income in euro terms. However, at present the Bank expects that any such potential fluctuations in the future cash flows from its current portfolio would be minor in relation to the Bank’s total

24 NIB Annual Report 2008

assets and equity.
INTEREST RATE RISK
Interest rate risk is the impact that fluctuations in market interest rates can have on the value of the Bank’s interest-bearing assets and liabilities and on its net interest income. The Bank applies a set of limits and various tools to measure and manage interest rate risk. Maximum exposure limits are set by the Board of Directors. Compliance with these limits is monitored on a daily basis and reported regularly to the Finance Committee.
GAP analysis measures interest rate risk as the sensitivity of the Bank’s interest income to a 1% change in interest rates. A gross total limit is defined for the acceptable interest rate risk, with separate sub-limits for each individual currency. The limits are set in relation to the Bank’s equity and they are adjusted annually. At year-end 2008, the gross total limit was EUR 40 million, which corresponds to approximately 2% of NIB’s equity. Total interest rate risk was approximately EUR 5.8 million, or 14.5 % of the limit (2007: EUR 6.6 million and 16.5%, respectively).
Risk emanating from differences in the maturity profile of assets and liabilities is managed by monitoring against limits established for refinancing and reinvestment risk. Refinancing risk arises when long-term assets are financed with short-term liabilities. Reinvestment risk occurs when short-term assets are financed with long-term liabilities. Refinancing and reinvestment risk are measured by means of a sensitivity analysis. The analysis captures the impact on the Bank’s net interest income over time of a 0.1% change in the margin on an asset or liability. The limits for refinancing and reinvestment risk are set in relation to the Bank’s equity. They are reviewed annually and approved by the Board of Directors. At year-end 2008 the maximum limit for refinancing and reinvestment risk was EUR 20 million, which is approximately 1% of NIB’s equity. In addition, a EUR 2,000 million ceiling is applied to limit the difference in the cash flow from assets and liabilities in the course of any given year. This serves to prevent a large concentration of refinancing or reinvestment needs in the capital markets in one single year.
At year-end 2008 the total exposure under the EUR 20 million limit for refinancing and reinvestment risk was EUR 21.2 million (year-end 2007: EUR 18.3 million). The breach of the limit was caused partly by the growth in the Bank’s balance sheet but the turmoil in the financial markets also had an impact. In the latter half of 2008 long-term funding became very expensive and difficult to access. This resulted in some maturity mismatches between funds raised and lending already committed. The Bank has taken action in order to rectify the situation. An increase in the limit for refinancing and reinvestment risk to 1.5% of the Bank’s equity, i.e. EUR 26 million, has been approved by the Board of Directors. Once markets stabilise, the Bank aims to diversify its funding into the longer maturities.

NIB Annual Report 2008 25

NIB invests an amount corresponding to the size of its equity in a fixed income portfolio denominated in euro. In 2008 the Bank changed its portfolio structure. Previously, a maximum of 35% of the equity could be invested on a marked-tomarket basis, while the balance had to be invested on a held-to-maturity basis. In the new structure, all of the Bank’s own capital is invested in a held-to-maturity portfolio. Although the held-to-maturity portfolio is not marked-to-market, the Bank is monitoring the embedded market risk in the portfolio by means of Value-at-Risk (VaR). VaR estimates the potential future loss (in terms of market value) that will not be exceeded in a defined period of time and with a defined confidence level. For measuring value-at-risk, the Bank applies both a parametric method and the Monte Carlo method. Under the Monte Carlo method, simulations are made to estimate the sensitivity of the portfolio and the individual transactions to changes in the yield curve and exchange rates. The model is based on a 95% confidence level and a holding period of 1 day. At year-end 2008 the VaR of the held-tomaturity portfolio was EUR 11.4 million compared to EUR 9.7 million at inception on 30 September 2008.
The Bank also manages its own capital portfolio by means of modified duration. Modified duration measures how much the price of a security or portfolio of securities will change for a given change in interest rates. Generally, the shorter the duration, the less interest rate-sensitive the security. The current limit for the maximum modified duration of the own capital portfolio is set at 5.5 years.
NIB’s exposure to credit spread changes is monitored by calculating the impact of a 0.01% change in credit spreads on the value of the bonds held in the Bank’s marked-to-market portfolios. At year-end 2008, this exposure was EUR 0.47 million (year-end 2007: EUR 1.2 million). The reduced exposure to credit spread changes is primarily explained by the reclassification of securities from the trading portfolio to the held-to-maturity portfolio in October 2008.
Liquidity risk
Liquidity risk management safeguards the ability of the Bank to meet all payment obligations when they become due. NIB’s policy is to maintain a liquidity corresponding to its net liquidity requirements for 12 months. The liquid assets consist of receivables from banks and high-quality securities denominated primarily in euros and US dollars. In response to the current market disruptions, the Bank has initiated a review of its liquidity policy focusing, inter alia, on the composition of its stock of liquid assets.
An important element of the liquidity risk management is also the Bank’s aim to diversify its funding sources, for example, in terms of investor type and geographical region. The Treasury Department is responsible for managing the liquidity. Status reports are submitted to the Finance Committee on a regular basis.
Operational risks—internal control
Operational risk can be broadly defined as any risk which is neither credit risk, market risk, strategic risk nor compliance risk. The Bank defines operational risk more precisely as the risk of direct or indirect losses or damaged reputation due to failure attributable to technology, employees, processes, procedures or physical arrangements, including external events and legal risks.
The Bank’s status as an international organisation with immunities and privileges granted to the Bank and its personnel, and the fact that the Bank is neither bound by nor under the supervision of any national laws as such, results in a specific need to address potential risks by adopting an extensive set of guidelines, regulations, rules and instructions governing the activities of the Bank and its staff. NIB is presently revising and updating its operational risk management to be congruent with the aims of the Basel II framework. A new operational risk policy was adopted in 2008. Furthermore, the Bank is preparing a comprehensive and consistent framework for the implementation of an effective operational risk management and measurement process throughout the Bank.
NIB’s operational risk management focuses on proactive measures in order to ensure business continuity, the accuracy of information used internally and reported externally, as well as a competent and well-informed staff and its adherence to established rules and procedures. Furthermore, security arrangements to protect the physical and ICT infrastructure of the Bank are an integral part of its operational risk management. The Bank attempts to mitigate operational risks by following strict rules for the assignment of duties and responsibilities among and within the business and support functions and by following a system of internal control and supervision. The main principle for organising work flows is to segregate business-generating functions from recording and monitoring functions. An important factor in operational risk mitigation is also the continuous development and upgrading of strategic information and communication systems.
Internal Audit is an independent function commissioned by the Board of Directors. The main responsibility of Internal Audit is to evaluate the controls, risk management and governance processes in the Bank. The Head of Internal Audit reports regularly to the Board of Directors and to the Control Committee and keeps the President regularly informed. The annual internal audit activity plan is approved by the Board of Directors. The internal audit activities are conducted in accordance with the International Standards for the Professional Practice of Internal Auditing.

26 NIB Annual Report 2008

Notes to the income statement, balance sheet and cash flow statement
(1) SEGMENT INFORMATION
Primary reporting segment—business operations
The segment reporting in NIB is based on internal business areas. The segment results in this note are reported in the same form in which they are reported to the management.
In its segment reporting, NIB divides its operations into two major segments: lending and financial operations. NIB offers long-term loans and guarantees on competitive market terms to its clients in the private and public sectors. Financial operations consist of the management of liquidity and placement of funds in financial investment portfolios.

			Placements				Placements
			in financial				in financial
			investment				investment
	Lending	Liquidity	portfolios	Total	Lending	Liquidity	portfolios	Total
(Amounts in EUR 1,000)	2008	2008	2008	2008	2007	2007	2007	2007

Net interest income	92,670	28,917	90,804	212,391	83,308	19,790	84,026	187,125
Commission income and fees received	7,430	2,136	—	9,567	5,829	306	—	6,135
Commission expense and fees paid	—	-2,310	—	-2,310	—	-2,425	—	-2,425
Net profit on financial operations	—	-380,545	-6,377	-386,923	2,311	-68,882	-23,147	-89,719
Foreign exchange gains and losses	—	-142	—	-142	—	-361	—	-361
Administrative expenses	-27,172	-674	-2,499	-30,346	-24,168	-904	-2,435	-27,507
Depreciation	-2,791	-1,098	-471	-4,360	-2,899	-1,141	-489	-4,529
Impairment of loans	-79,150	—	—	-79,150	—	—	—	—

Profit/loss for the year	-9,013	-353,716	81,457	-281,273	64,381	-53,617	57,954	68,719

Assets	13,202,121	7,688,372	1,729,943	22,620,436	12,421,919	5,514,373	2,036,950	19,973,242

Liabilities and equity	13,202,121	7,688,372	1,729,943	22,620,436	12,421,919	5,514,373	2,036,950	19,973,242

Secondary reporting segment—geographical segment
The table below is based on the region where the borrowers reside, according to the domicile of the borrower’s group headquarters.

	2008	2007
(Amounts in EUR 1,000)	Net interest income	Net interest income

Member countries
Denmark	7,341	6,046
Estonia	1,153	976
Finland	16,439	15,267
Iceland	3,629	3,816
Latvia	1,217	1,000
Lithuania	276	243
Norway	9,494	7,875
Sweden	23,158	22,004

Total, member countries	62,708	57,228

Non-member countries
Africa	2,072	2,026
Asia	8,351	7,578
Europe and Eurasia	10,869	8,011
Latin America	7,407	7,129
Middle East	1,262	1,336

Total, non-member countries	29,962	26,080

Total, net interest income from lending	92,670	83,308

Due to rounding, the total of individual items may differ from the reported sum.

NIB Annual Report 2008 27

(2) INTEREST INCOME AND INTEREST EXPENSE

(Amounts in EUR 1,000)	2008	2007

Interest income
Cash and cash equivalents	214,866	197,167
Placements with credit institutions for more than 6 months	3,824	3,726
Debt securities of more than 6 months	82,643	65,998
Loans outstanding	677,379	589,079
Other interest income	523	310

Total, interest income 1)	979,236	856,280

Interest expense
Short-term amounts owed to credit institutions	17,513	12,235
Long-term amounts owed to credit institutions	3,706	3,593
Short-term repurchase agreements	326	8,394
Debts evidenced by certificates	875,141	737,017
Swap contracts and other interest expenses, net	-129,842	-92,085

Total, interest expense 2)	766,845	669,155

1)	Including interest income of financial assets recognised at amortised cost: EUR 807,489 thousand (684,823).

2)	Including interest expense of financial liabilities recognised at amortised cost: EUR 766,215 thousand (660,761).
(3) COMMISSION INCOME AND FEES RECEIVED

(Amounts in EUR 1,000)	2008	2007

Commitment fees	1,274	1,547
Loan disbursement fees	5,590	3,445
Guarantee commissions	140	139
Premiums on prepayments of loans	2,276	697
Commissions on lending of securities	287	306

Total, commission income and fees received	9,567	6,135
(4) NET PROFIT/LOSS ON FINANCIAL OPERATIONS

(Amounts in EUR 1,000)	2008	2007

Bonds in trading portfolio, realised gains and losses	-3,740	-4,162
Floating Rate Notes in trading portfolio, realised gains and losses	-30,537	1,158
Derivatives in trading portfolio, realised gains and losses	-1,886	-3,561

Financial instruments in trading portfolio, realised gains and losses, total	-36,164	-6,565
Bonds in trading portfolio, unrealised gains and losses	545	-6,893
Floating Rate Notes in trading portfolio, unrealised gains and losses	-166,357	-71,038
Derivatives in trading portfolio, unrealised gains and losses	-17,943	2,305

Financial instruments in trading portfolio, unrealised gains and losses, total	-183,756	-75,626
Adjustment in fair value of hedged loans	85,137	-21,023
Adjustment in fair value of derivatives hedging loans	-83,464	22,650
Adjustment in fair value of hedged debts evidenced by certificates	-609,552	-133,394
Adjustment in fair value of derivatives hedging debts evidenced by certificates	569,071	123,511
Other 1)	—	-382

Adjustment to hedge accounting, unrealised gains and losses of fair value hedges, total	-38,809	-8,638
Changes in fair value of non-hedging derivatives, unrealised gains and losses 2)	—	-1,681
Negative changes in fair value not expected to be recovered	-132,380	—
Repurchase of NIB bonds, other items	4,185	2,791

Total, net profit/loss on financial operations	-386,923	-89,719

1)	In 2007 this consisted of “Adjustment in fair value of asset swaps”. In 2008 this item was moved to “Derivatives in trading portfolio, unrealised gains and losses”.

2)	In 2008 “Changes in fair value of non-hedging derivatives, unrealised gains and losses” was included in “Derivatives in trading portfolio, unrealised gains and losses”.

28 NIB Annual Report 2008

(5) GENERAL ADMINISTRATIVE EXPENSES

(Amounts in EUR 1,000)	2008	2007

Staff costs	20,311	18,512
Wages and salaries	15,962	14,235
Social security costs	458	444
Other staff costs	3,891	3,833
Pension premiums in accordance with the Finnish state pension system	3,788	3,423
Other pension premiums	1,202	1,084
Office premises costs	1,567	1,996
IT costs	2,546	2,295
Other general administrative expenses	7,553	6,844
Cost coverage, NDF and NEFCO	-702	-786
Cost coverage, rental income and other administrative income	-541	-887

Total	35,725	32,479

Host country reimbursement according to agreement with the Finnish Government	-5,379	-4,972

Net	30,346	27,507

Remuneration to the auditors

Audit fee 1)	213	273
Other audit-related service fee	101	1

Total remuneration	314	274

1)	The cost of issuing comfort letters and certificates in relation to the borrowing operations of the Bank is included in the audit fee.

	2008	2007

Average number of employees	165	156
Average age of the employees	43	44
Average period (years) of employment	10	10

Distribution by gender at year-end
All employees
Females	82	79
Males	88	79
Management Committee (including the President)
Females	1	1
Males	6	6
Professional staff
Females	51	41
Males	71	56
Clerical staff
Females	30	37
Males	11	17
Compensation for the Board of Directors, the Control Committee, the President and the Management Committee
Compensation for the Board of Directors (BoD) and the Control Committee (CC) is set by the Board of Governors (BoG). The compensation consists of a fixed annual remuneration and an attendee allowance. The members of the BoD and the CC are also entitled to the reimbursement of travel and accommodation expenses and a daily allowance in accordance with the Bank’s travel policy.
The BoD makes decisions concerning the employment and the remuneration of the President. The President is appointed on a fixed-term contract for five years at a time. While the BoD decides on the principles for the remuneration of the members of the Management Committee (MC), the President decides upon the employment and specific remuneration of the MC. The members of the MC are normally employed for an indefinite period of time. The period of notice varies from three to six months. The remuneration package for the members of the MC includes a fixed base salary and customary taxable benefits, which are in principle the same for all staff on the managerial level. In addition to this remuneration package, the members of the MC enjoy other benefits common to all staff (health care, supplementary group pension, staff loans and insurance coverage). The Bank pays performance bonuses up to three month’s salary for excellent and extraordinary performance within a total of 2.0% of the estimated total staff salary costs for the previous year. All personnel are eligible for bonus awards.

NIB Annual Report 2008 29

     Compensation for BoD, the CC, the President and the MC is presented in the table below:

	2008	2007
	Compensation/	Compensation/
(Amounts in EUR)	Taxable income	Taxable income

Board of Directors
Chairman
annual remuneration	13,045	12,495
attendee allowance	1,903	1,409
Other Directors and Alternates (15 persons)
annual remuneration	74,214	71,865
attendee allowance	13,422	11,360
Control Committee
Chairman
annual remuneration	4,305	4,207
attendee allowance	422	545
Other members (10 persons)
annual remuneration	15,513	15,645
attendee allowance	2,124	4,392
President	453,432	424,609
Members of the Management Committee (6 persons)	1,665,629	1,460,826
Pension obligations
NIB is responsible for arranging the pension security for its employees. The current pension arrangement consists of pensions based on the Finnish state pension system (VaEL Pension) as the basis for the pension benefits. The VaEL Pension is calculated on the basis of the employee’s annual taxable income and the applicable age-linked pension accrual rate. The employer’s pension contribution in 2008 was 18.45% of the taxable income. The employee’s pension contribution was either 4.1% or 5.2%, depending on the employee’s age. NIB pays this contribution for the permanent staff and it is taxed as a benefit for the employee.
In addition to the VaEL Pension, the Bank has taken out a supplementary group pension insurance policy for all its permanently employed staff, including the President. This pension insurance is based on the principle of a defined contribution. The insurance premium, 6.5%, is calculated on the basis of the employee’s taxable income and paid until the age of 63.
Pension premiums paid for the President amounted to EUR 214,631 of which EUR 107,395 comprised supplementary pension premiums. The corresponding figures for the MC were EUR 560,941 and EUR 181,634.
Staff loans
Staff loans can be granted to permanently employed staff members who have been employed by the Bank for a period of at least one year. The President is granted staff loans subject to a recommendation from the BoD, and the members of the MC are granted staff loans subject to a recommendation from the President. The staff loans are granted by a commercial bank, subject to a recommendation from NIB. Staff loans are granted for the financing of, for example, a permanent residence, other accommodation and motor vehicles.
The total loan amount cannot exceed the amount equivalent to the employee’s base salary for twenty months, the maximum loan amount being EUR 100,000. The employee pays interest on the loan in accordance with the official base rate established by the Ministry of Finance in Finland (4.75% in July—December 2008). The same interest rates, terms and conditions are applicable to all the employees of the Bank, including the President and MC members.
As of 31 December 2008, there were no staff loans to the MC outstanding (29,577).
Additional benefits to expatriates
Professional staff (including Management Committee members) who move to Finland for the sole purpose of taking up employment in the Bank, are entitled to certain expatriate benefits, such as an expatriate allowance and a spouse allowance. In addition, NIB assists the expatriate, e.g., in finding accommodation, usually by renting a house or a flat in its own name. The staff member reimburses the Bank a part of the rent, which equals at least the tax value of the accommodation benefit established annually by the Finnish National Board of Taxes.
Rental agreement
NIB owns its headquarters office building in Helsinki. The building’s total area is 18,500 m2. The Bank rents office space totalling 1,723 m2 adjacent to its main office building. Furthermore, the Bank rents office space totalling 353 m2 in the Nordic countries and in Beijing. A total of 2,050 m2 is rented to other parties.

30 NIB Annual Report 2008

(6) IMPAIRMENT OF LOANS

(Amounts in EUR 1,000)	2008	2007

Impairment covered by previously recognised impairment	—	—
Impairment recognised during the year	79,150	—
Reversals of previously recognised impairment	—	—

Impairment of loans, net	79,150	—
See also Note 8.
(7) FINANCIAL PLACEMENTS
The debt securities were issued by the following counterparties:

(Amounts in EUR million)	2008	2007

Governments	724	396
Public institutions	95	84
Other	1,684	1,103

Total, debt securities	2,502	1,583
The distribution of the Bank’s debt security portfolios was as follows:

	Book value		Fair value
(Amounts in EUR million)	2008	2007	2008	2007

Trading portfolio	185	373	185	373
Held-to-maturity portfolio	2,317	1,210	2,287	1,181

Total, debt securities	2,502	1,583	2,472	1,554
Of these debt securities, EUR 1,923 (1,583) million is at fixed interest rates and EUR 579 (0) million at floating interest rates.
Reclassified securities
The Bank reclassified financial assets out of the held for trading portfolio to the held-to-maturity portfolio because these assets are no longer held for the purpose of being sold in the near term. At the same time, assets recognised among cash and cash equivalents became financial placements and are not included in net liquidity. All the reclassifications took place at the fair value at the date of reclassification. The reclassified cost will be amortised over the instrument’s expected remaining lifetime through interest income using the effective interest method. One of the financial effects of the reclassification was that interest income increased by EUR 1.6 million. The losses from the fair values that would have been recognised in the income statement if they had not been reclassified were EUR -54 million at 31 December 2008.

	Portfolio volume		Reclassified to
	Held for trading 1.9.2008		Held-to-maturity 1.9.2008
					%	1.9.2008
(Amounts in EUR million unless otherwise specified)	Book value	Fair value	Book value	Fair value	Fair value	Effect on P/L

Debt securities	326	315	129	120	38%	-8
Cash equivalents	3,369	3,236	634	595	18%	-39

	3,696	3,551	762	715	20%	-47

NIB Annual Report 2008 31

(8) LOANS OUTSTANDING AND GUARANTEE COMMITMENTS
Loans outstanding were distributed as follows over the Bank’s four loan facilities:

(Amounts in EUR million)	2008	2007

Ordinary Loans
Investment loans in the member countries	10,092	9,882
Investment loans in other countries	354	294
Regional loans in the Nordic countries	13	17
Adjustment to hedge accounting	48	-31

Total	10,505	10,161

Project Investment Loans (PIL)
Africa	265	235
Asia	953	772
Europe and Eurasia	520	444
Latin America	587	478
Middle East	114	111
Adjustment to hedge accounting	2	-5

Total	2,440	2,034

Environmental Investment Loans (MIL)	118	95

Total, loans outstanding	13,063	12,291
The figure for loans outstanding, EUR 13,063 million (12,291), includes medium-term notes (MTN) of EUR 2,153 million (2,342). These are held at amortised cost unless they form a part of a qualifying hedging relationship with a derivative. In a hedge accounting relationship, the MTNs are recognised at fair value.
Loans outstanding at floating interest rates amounted to EUR 11,770 million (10,990), while those at fixed interest rates amounted to EUR 1,243 million (1,336). The nominal amount of the guarantee commitments under Ordinary Lending totalled EUR 16.7 million (25.0) as of 31 December 2008.
Impairment of loans
A total of EUR 79.4 million (0.3) has been deducted from the Bank’s loans outstanding for impairment losses of loans. The following changes were recognised in the balance sheet in respect of impairment losses:

(Amounts in EUR million)	2008	2007

Impairment losses as of 1 January	0.3	0.4
Impairment losses recognised during the year	79.2	—
Reversals of previously recognised impairment losses	—	—
Loan losses covered by provisions previously made	—	—
Exchange rate adjustments, impairment accrued	—	-0.1

Impairment losses as of 31 December	79.4	0.3
See also Note 6.
The distribution of impairment losses was as follows:

(Amounts in EUR million)	2008	2007

Distribution by loan facility
Ordinary Loans	74.0	—
Project Investment Loans (PIL)	—	—
Africa	—	—
Asia	—	—
Europe and Eurasia	5.2	—
Latin America	0.3	0.3
Middle East	—	—

Total, impairment losses	79.4	0.3
As of 31 December 2008, all of the Bank’s loans were performing.
As of 31 December 2008, loans agreed but not yet disbursed amounted to the following:

(Amounts in EUR million)	2008	2007

Loans agreed but not yet disbursed
Ordinary Loans	801	577
Project Investment Loans	578	616
Environmental Investment Loans	40	6

Total, loans agreed but not yet disbursed	1,419	1,200

32 NIB Annual Report 2008

Currency distribution of loans outstanding

	Ordinary loans		PIL Loans		Total1)
(Nominal amounts, in EUR million)	2008	2007	2008	2007	2008	2007

Currency
Nordic currencies	3,188	3,419	—	—	3,188	3,419
EUR	6,199	5,671	699	571	6,965	6,316
USD	910	958	1,713	1,440	2,673	2,420
Other currencies	161	144	26	28	187	172

Total	10,457	10,192	2,438	2,039	13,013	12,326

Adjustment to hedge accounting	48	-31	2	-5	50	-36

Total, loans outstanding	10,505	10,161	2,440	2,034	13,063	12,291

1)	The total amount also includes EUR 118 million (95) in Environmental Investment Loans (MIL).
Sectoral distribution

	2008		2007
	Share, in		Share, in
(Amounts in EUR million)	2008	%	2007	%

Loans outstanding as of 31 December
Manufacturing	4,576	35%	4,607	37%
Energy	3,757	29%	3,297	27%
Transport and communications	1,809	14%	1,666	14%
Trade and services	1,007	8%	842	7%
Banking and finance 2)	838	6%	999	8%
Regional loans	13	0%	17	0%
Other	1,013	8%	898	7%
Adjustment to hedge accounting	50	0%	-36	0%

Total	13,063	100%	12,291	100%

Loans disbursed
Manufacturing	746	30%	1,027	43%
Energy	689	28%	600	25%
Transport and communications	428	17%	237	10%
Trade and services	309	12%	192	8%
Banking and finance 2)	94	4%	175	7%
Regional loans	—	0%	—	0%
Other	220	9%	160	7%

Total	2,486	100%	2,390	100%

2)	Including the Bank’s financial intermediaries.
Distribution of loans outstanding and guarantees by various types of security
The following table shows loans outstanding, including guarantee commitments, distributed by type of security:

(Amounts in EUR million)	Amount	Total amount	Share, in %

As of 31 December 2008
Loans to or guaranteed by governments
Loans to or guaranteed by member countries	224
Loans to or guaranteed by other countries	1,563	1,787	13.7%
Loans to or guaranteed by local authorities in member countries		257	2.0%
Loans to or guaranteed by companies owned 50% or more by member countries or local authorities in member countries		652	5.0%
Loans to or guaranteed by banks		917	7.0%

Other loans
Backed by a lien or other security in property	417
With a guarantee from the parent company and other guarantees	1,773
With a negative pledge clause and other covenants	7,212
Without formal security	15	9,417	72.3%

Total		13,030	100.0%

Adjustment to hedge accounting		50

Total, loans outstanding (including guarantees)		13,079
The amounts set forth above for loans agreed but not yet disbursed include loans in considerable amounts, where certain conditions, primarily interest rate conditions, may not yet have been finally approved.

NIB Annual Report 2008 33

(Amounts in EUR million)	Amount	Total amount	Share, in %

As of 31 December 2007
Loans to or guaranteed by governments
Loans to or guaranteed by member countries	204
Loans to or guaranteed by other countries	1,456	1,660	13.5
Loans to or guaranteed by local authorities in member countries		273	2.2
Loans to or guaranteed by companies owned 50% or more by member countries or local authorities in member countries		578	4.7
Loans to or guaranteed by banks		980	7.9
Other loans
Backed by a lien or other security in property	371
With a guarantee from the parent company and other guarantees	1,854
With a negative pledge clause and other covenants	6,620
Without formal security	16	8,862	71.7

Total		12,351	100.0

Adjustment to hedge accounting		-36

Total, loans outstanding (including guarantees)		12,316
According to NIB’s Statutes, the member countries shall cover the Bank’s losses arising from failure of payment in connection with PIL loans up to the following amounts:

	2008	2008	2007	2007
	Amount of	Share,	Amount of	Share,
(Amounts in EUR 1,000)	guarantee	in %	guarantee	in %

Member country
Denmark	377,821	21.0	377,821	21.0
Estonia	13,139	0.7	13,139	0.7
Finland	344,860	19.2	344,860	19.2
Iceland	15,586	0.9	15,586	0.9
Latvia	19,058	1.1	19,058	1.1
Lithuania	29,472	1.6	29,472	1.6
Norway	329,309	18.3	329,309	18.3
Sweden	670,755	37.3	670,755	37.3

Total	1,800,000	100.0	1,800,000	100.0
     According to NIB’s Statutes, the member countries shall cover 100% of the Bank’s losses arising from failure of payment in connection with MIL loans up to the following amounts:

	2008	2008	2007	2007
	Amount of	Share,	Amount of	Share,
(Amounts in EUR 1,000)	guarantee	in %	guarantee	in %

Member country
Denmark	70,113	23.4	70,113	23.4
Estonia	2,190	0.7	2,190	0.7
Finland	51,377	17.1	51,377	17.1
Iceland	3,187	1.1	3,187	1.1
Latvia	3,176	1.1	3,176	1.1
Lithuania	4,912	1.6	4,912	1.6
Norway	61,324	20.4	61,324	20.4
Sweden	103,720	34.6	103,720	34.6

Total	300,000	100.0	300,000	100.0

34 NIB Annual Report 2008

(9) INTANGIBLE ASSETS, TANGIBLE ASSETS (PROPERTY AND EQUIPMENT)
The Bank’s intangible assets amounted to EUR 6.8 million (6.7).

2008	Computer software
(Amounts in EUR 1,000)	development costs, total

Intangible assets
Acquisition value at the beginning of the year	13,392
Acquisitions during the year	2,023
Sales/disposals during the year	—
Acquisition value at the end of the year	15,415

Accumulated amortisation at the beginning of the year	6,652
Amortisation according to plan for the year	1,947
Accumulated amortisation on sales/disposals during the year	—
Accumulated amortisation at the end of the year	8,599

Net book value	6,816
As of 31 December 2008, the historical cost of buildings and land was recognised in the balance sheet (net of depreciation on the buildings in accordance with the depreciation plan) at EUR 27.0 million (27.6).
The value of office equipment and other tangible assets is recognised at EUR 8.1 million (9.1).

2008		Office equipment and
(Amounts in EUR 1,000)	Buildings	other tangible assets	Total

Tangible assets
Acquisition value at the beginning of the year	33,704	15,237	48,941
Acquisitions during the year	36	775	810
Sales/disposals during the year	—	-281	-281
Acquisition value at the end of the year	33,739	15,731	49,471

Accumulated depreciation at the beginning of the year	6,069	6,105	12,174
Depreciation according to plan for the year	670	1,743	2,414
Accumulated depreciation on sales/disposals during the year	—	-224	-224
Accumulated depreciation at the end of the year	6,739	7,625	14,364

Net book value	27,001	8,106	35,107
On each balance sheet date, the Bank’s assets are assessed to determine whether there is any indication of an asset’s impairment. As of 31 December 2008, there were no indications of impairment of the intangible or tangible assets.

Computer software
2007	development costs,
(Amounts in EUR 1,000)	total

Intangible assets
Acquisition value at the beginning of the year	11,593
Acquisitions during the year	1,799
Sales/disposals during the year	—
Acquisition value at the end of the year	13,392

Accumulated amortisation at the beginning of the year	4,251
Amortisation according to plan for the year	2,401
Accumulated amortisation on sales/disposals during the year	—
Accumulated amortisation at the end of the year	6,652

Net book value	6,740

NIB Annual Report 2008 35

2007		Office equipment and
(Amounts in EUR 1,000)	Buildings	other tangible assets	Total

Tangible assets
Acquisition value at the beginning of the year	33,704	12,099	45,803
Acquisitions during the year	—	3,316	3,316
Sales/disposals during the year	—	-178	-178
Acquisition value at the end of the year	33,704	15,237	48,941

Accumulated depreciation at the beginning of the year	5,398	4,771	10,170
Depreciation according to plan for the year	670	1,458	2,128
Accumulated depreciation on sales/disposals during the year	—	-124	-124
Accumulated depreciation at the end of the year	6,069	6,105	12,174

Net book value	27,635	9,132	36,767
(10) DEPRECIATION

(Amounts in EUR 1,000)	2008	2007

Intangible assets	1,947	2,401
Tangible assets	2,414	2,128
Buildings	670	670
Office equipment	1,743	1,458

Total	4,360	4,529
(11) OTHER ASSETS
Derivatives are included in “Other assets”.

(Amounts in EUR million)	2008	2007

Interest rate swaps 1)	9,913	9,842
Currency swaps 2)	16,307	14,468

Total, nominal amount	26,221	24,310
Netting of nominal amount per derivative	-25,117	-23,563

Derivative receivables, net	1,104	747
Adjustment to hedge accounting and changes in fair value of non-hedging derivatives	630	303

Derivative instruments	1,734	1,050
Other	8	2

Total	1,742	1,051

1)	Interest rate swaps at floating interest rates EUR 2,557 million (2,377) and fixed interest rates EUR 7,357 million (7,465).

2)	Currency swaps at floating interest rates EUR 9,235 million (8,278) and fixed interest rates EUR 7,072 million (6,191).
Derivatives are carried at fair value in the balance sheet net per contract. Thus, swap contracts with a positive net fair value are recognised in the balance sheet under “Other assets”, while swap contracts with a negative net fair value are recognised under “Other liabilities”.

36 NIB Annual Report 2008

(12) DEBTS EVIDENCED BY CERTIFICATES AND SWAPS
At year-end, the Bank’s borrowings evidenced by certificates were distributed among the currencies shown in the table below. The table also demonstrates the distribution of borrowings by currency on an after-swap nominal basis.

			Swap contracts
	Borrowing		payable/receivable		Net currency
(Amounts in EUR million)	2008	2007	2008	2007	2008	2007

Currency
Nordic currencies	292	688	2,908	2,745	3,201	3,433
EUR	723	676	9,487	7,760	10,209	8,436
USD	9,476	6,862	-5,607	-2,969	3,869	3,893
JPY	2,027	1,547	-1,965	-1,512	62	34
GBP	1,788	2,026	-1,767	-2,005	21	21
HKD	245	263	-245	-264	—	—
Other currencies	2,289	2,861	-2,158	-2,774	131	87

Total	16,841	14,924	652	981	17,493	15,905

Adjustments to hedge accounting and changes in fair value of non-hedging derivatives	709	99	-601	-130	108	-31
Swap fees	—	—	-4	98	-4	98

Total, borrowings outstanding	17,549	15,023	47	950	17,597	15,972
The table set forth above includes 293 (276) borrowing transactions in the equivalent amount of EUR 8,193 million (8,268) entered into under the Bank’s euro medium-term note programme, 0 (1) borrowing transactions in the equivalent amount of EUR 0 million (53) under the Bank’s Swedish medium-term note programme, 12 (10) borrowing transactions in the equivalent amount of EUR 6,899 million (7,235) under the Bank’s US medium-term note programmes and 10 (5) borrowing transactions in the equivalent amount of EUR 1,050 million (597) under the Bank’s Australian medium-term note programme. The Bank has established a USD 2,000 million commercial paper programme in Europe and another USD 600 million programme in the United States.
Of debt securities issued, the amount of EUR 2,331 million (1,590) is at floating interest rates, while EUR 14,284 million (13,139) is at fixed interest rates. Of the other borrowing transactions, the amount of EUR 88 million (-) is at floating interest rates, while EUR 138 million (194), is at fixed interest rates.
(13) OTHER LIABILITIES
Derivatives are included in “Other liabilities”.

(Amounts in EUR million)	2008	2007

Interest rate swaps 1)	9,855	9,812
Currency swaps 2)	17,013	15,475

Total, nominal amount	26,868	25,287
Netting of nominal amount per derivative	-25,112	-23,461

Derivative payables, net	1,756	1,826
Adjustment to hedge accounting and changes in fair value of non-hedging derivatives	29	173

Derivative instruments	1,785	1,999
Other	5	4

Total	1,790	2,004

1)	Interest rate swaps at floating interest rates EUR 8,820 million (8,684) and fixed interest rates EUR 1,035 million (1,128).

2)	Currency swaps at floating interest rates EUR 16,756 million (15,153) and fixed interest rates EUR 257 million (323).
Derivatives are carried at fair value in the balance sheet net per contract. Thus, swap contracts with a positive net fair value are recognised in the balance sheet under “Other assets”, while swap contracts with a negative net fair value are recognised under “Other liabilities”.

NIB Annual Report   37

(14) AUTHORISED CAPITAL—PAID-IN CAPITAL
The member countries’ portions of authorised capital are as follows:

(Amounts in EUR million)	2008	Share, in %	2007	Share, in %

Member country
Denmark	881.1	21.3	881.1	21.3
Estonia	30.2	0.7	30.2	0.7
Finland	765.8	18.5	765.8	18.5
Iceland	38.6	0.9	38.6	0.9
Latvia	43.9	1.1	43.9	1.1
Lithuania	67.8	1.6	67.8	1.6
Norway	793.1	19.1	793.1	19.1
Sweden	1,521.4	36.7	1,521.4	36.7

Total	4,141.9	100.0	4,141.9	100.0
The member countries’ portions of paid-in capital are as follows:

(Amounts in EUR million)	2008	Share, in %	2007	Share, in %

Member country
Denmark	89.2	21.3	89.2	21.3
Estonia	3.1	0.7	3.1	0.7
Finland	74.4	17.8	74.4	17.8
Iceland	3.9	0.9	3.9	0.9
Latvia	4.4	1.1	4.4	1.1
Lithuania	6.9	1.6	6.9	1.6
Norway	77.1	18.4	77.1	18.4
Sweden	159.5	38.1	159.5	38.1

Total	418.6	100.0	418.6	100.0
The new member countries have made their payments of the paid-in portion pursuant to an agreed schedule of payments in three annual instalments, the last of which was made on 31 March 2007.
(15) STATUTORY RESERVE AND CREDIT RISK FUNDS
At the end of 2008, the Statutory Reserve amounted to EUR 656.8 million, or 15.9% of the Bank’s authorised capital of EUR 4,141.9 million.
The General Credit Risk Fund recognised in “Equity” is built up by means of allocations from prior years’ profits. This fund is established to cover unidentified, exceptional credit losses. The Statutory Reserve and the General Credit Risk Fund together constitute the Bank’s general reserves. The General Credit Risk Fund amounted to EUR 622.1 million in 2008.
In accordance with its Statutes, the Bank has a Special Credit Risk Fund for the Project Investment Loan facility. This fund is primarily designed to cover the Bank’s own risk in respect of this loan facility, and is guaranteed by the member countries. In 2008, the fund amounted to EUR 281.9 million. The Bank assumes 100% of any losses under individual PIL loans, up to the amount available at any given time in the Special Credit Risk Fund for PIL. Only after this fund has been fully used, can the Board of Directors call the member country guarantees.
Taken together, these credit risk funds (General Credit Risk Fund and Special Credit Risk Fund PIL) amounted to EUR 904.0 million as of 31 December 2008.
As part of the terms and conditions of membership, Estonia, Latvia and Lithuania have, as of 1 January 2005, agreed to pay to the Bank’s reserves altogether the amount of EUR 42.7 million in the same proportion as their share of the subscribed capital. Estonia, Latvia and Lithuania are making their payments in semi-annual instalments, in accordance with individual payment agreements, during the period from 31 March 2008 to 30 September 2012.

38   NIB Annual Report 2008

(16) COLLATERAL AND COMMITMENTS

(Amounts in EUR million)	2008	2007

Guarantees issued at nominal amount (Note 8)	17	25
Loans agreed but not yet disbursed (Note 8)	1,419	1,200
Borrowing commitments	—	275
Collateral provided for staff loans	—	—

Securities as collateral for repurchase agreements 1)	43	—
Callable commitments in financial placements	62	19
Collateral with respect to derivatives exposure
Collateral received 2)	619	250
Collateral given 1)	—	—

1)	Book value

2)	Fair value
(17) FAIR VALUE OF FINANCIAL INSTRUMENTS

			2008			2007
	Carrying			Carrying
(Amounts in EUR million)	amount	Fair value	Difference	amount	Fair value	Difference

Assets
Cash accounts with banks 1)	6	6	—	4	4	—
Cash equivalents at fair value through profit or loss 2)	2,283	2,283	—	3,286	3,286	—
Other cash and cash equivalents, held-to-maturity 2)	2,487	2,489	2	1,203	1,203	—

Cash and cash equivalents, total	4,777	4,779	2	4,493	4,493	—
Placements with credit institutions 1)	82	83	1	93	93	—
Debt securities at fair value through profit or loss, held for trading 2)	185	185	—	373	373	—
Other debt securities, held-to-maturity 2)	2,317	2,287	-30	1,210	1,181	-29

Debt securities, total	2,502	2,472	-30	1,583	1,554	-29
Other financial placements available for sale 2)	14	14	—	7	7	—
Hedged loans outstanding in fair value hedging relationships 1)	1,286	1,286	—	1,288	1,288	—
Loans outstanding, other 1)	11,777	11,823	46	11,003	11,007	5

Loans outstanding, total	13,063	13,109	46	12,291	12,296	5
Hedging derivatives at fair value 1)	1,383	1,383	—	1,032	1,032	—
Other derivatives at fair value 1)	352	352	—	17	17	—

Derivatives at fair value, total	1,734	1,734	—	1,050	1,050	—
			19			-24
Liabilities
Short-term amounts owed to credit institutions 1)	1,093	1,094	1	454	454	—
Long-term amounts owed to credit institutions 1)	79	80	1	92	92	—
Repurchase agreements 1)	46	46	—	—	—	—
Hedged debt securities issued in fair value hedging relationships 1)	17,169	17,169	—	14,821	14,821	—
Other debt securities issued 1)	152	151	-1	9	6	3

Debt securities issued, total	17,320	17,319	-1	14,830	14,827	3
Hedged other debt in fair value relationships 1)	229	229	—	193	193	—
Hedging derivatives at fair value 1)	1,134	1,134	—	663	663	—
Other derivatives at fair value 1)	651	651	—	1,341	1,341	—

Derivatives at fair value, total	1,785	1,785	—	2,004	2,004	—
			1			3

Net			20			-21

1)	The fair value is determined using valuation techniques with observable market inputs.

2)	The fair value is determined according to market quotes.

NIB Annual Report 2008   39

(18) MATURITY PROFILE
The table set forth below presents assets and liabilities according to their remaining maturities, calculated from closing date to maturity date. The possibility of prepayments is taken into consideration regarding derivative contracts and borrowing transactions. Loans outstanding, however, are reported according to the latest possible repayment date. Those assets and liabilities that do not have a contractual maturity date, as well as all value adjustments, are recognised in the “Undefined” column. See also Notes 11 and 13 and Financial Guidelines and Risk Management, Market Risk.

		Over 3	Over 6
		months	months	Over 1	Over 5
		and up to	and up to	year and	years and
	Up to and	and	and	up to and	up to and
2008	including	including	including	including	including	Over
(Amounts in EUR million)	3 months	6 months	1 year	5 years	10 years	10 years	Undefined	Total

Assets
Cash and cash equivalents	2,548	200	428	1,842	73	—	-314	4,777
Financial placements
Placements with credit institutions	23	17	40	—	—	—	2	82
Investment securities	66	9	79	1,164	777	408	-2	2,502
Other	—	—	—	—	—	—	14	14

	89	26	120	1,164	777	408	15	2,599
Loans outstanding	261	385	644	5,629	4,949	1,226	-30	13,063
Intangible assets	—	—	—	—	—	—	7	7
Tangible assets	—	—	—	—	—	—	35	35
Other assets
Derivatives
Receivables	1,312	1,031	982	9,251	3,497	1,423	630	18,126
Payables	-1,161	-994	-923	-8,975	-3,096	-1,243	—	-16,392

	151	37	60	276	401	180	630	1,734
Other assets	—	—	—	—	—	—	8	8
Paid-in capital and payments to the Bank’s reserves, receivable	—	—	—	—	—	—	32	32
Accrued interest and fees receivable	—	—	—	—	—	—	367	367

Total assets	3,048	648	1,251	8,911	6,200	1,814	749	22,620

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	1,085	8	—	—	—	—	—	1,093
Long-term	23	17	39	—	—	—	—	79

	1,108	25	39	—	—	—	—	1,172
Repurchase agreements	—	46	—	—	—	—	—	46
Debts evidenced by certificates	1,716	1,185	1,620	9,244	2,327	750	709	17,549
Other liabilities
Derivatives
Receivables	-269	-782	-794	-4,910	-1,324	-650	—	-8,729
Payables	336	964	964	5,769	1,588	857	36	10,514

	68	181	170	858	265	207	36	1,785
Other liabilities	—	—	—	—	—	—	5	5
Accrued interest and fees receivable	—	—	—	—	—	—	333	333

Total liabilities	2,891	1,437	1,829	10,102	2,591	957	1,083	20,890

Equity	—	—	—	—	—	—	1,730	1,730

Total liabilities and equity	2,891	1,437	1,829	10,102	2,591	957	2,813	22,620

Net during the period	157	-789	-578	-1,191	3,609	856	-2,064	—
Cumulative net during the period	157	-632	-1,209	-2,401	1,208	2,064	—	—

40 NIB Annual Report 2008

		Over 3	Over 6
		months	months	Over 1	Over 5
		and up to	and up to	year and	years and
	Up to and	and	and	up to and	up to and
2007	including	including	including	including	including	Over
(Amounts in EUR million)	3 months	6 months	1 year	5 years	10 years	10 years	Undefined	Total

Assets
Cash and cash equivalents	1,100	317	206	2,316	559	68	-71	4,493
Financial placements
Placements with credit institutions	—	—	34	58	—	—	2	93
Investment securities	123	26	58	513	562	312	-11	1,583
Other	—	—	—	—	—	—	7	7

	123	26	92	571	562	312	-2	1,683

Loans outstanding	258	246	670	5,359	4,684	1,110	-36	12,291
Intangible assets	—	—	—	—	—	—	7	7
Tangible assets	—	—	—	—	—	—	37	37
Other assets
Derivatives
Receivables	813	668	541	4,157	2,030	908	303	9,421
Payables	-772	-567	-514	-3,959	-1,773	-786	—	-8,371

	42	101	27	198	258	122	303	1,050
Other assets	—	—	—	—	—	—	2	2
Paid-in capital and payments to the Bank’s reserves, receivable	—	—	—	—	—	—	43	43
Accrued interest and fees receivable	—	—	—	—	—	—	368	368

Total assets	1,522	689	994	8,444	6,062	1,612	650	19,973

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	454	—	—	—	—	—	—	454
Long-term	—	—	34	58	—	—	—	92

	454	—	34	58	—	—	—	546

Repurchase agreements	—	—	—	—	—	—	—	—
Debts evidenced by certificates	1,107	1,332	838	8,289	2,427	930	99	15,023
Other liabilities
Derivatives
Receivables	-531	-1,235	-1,065	-8,816	-2,839	-608	178	-14,916
Payables	623	1,434	1,197	9,668	3,241	754	—	16,916

	92	199	132	851	401	146	178	1,999
Other liabilities	—	—	—	—	—	—	4	4
Accrued interest and fees receivable	—	—	—	—	—	—	363	363

Total liabilities	1,654	1,532	1,004	9,198	2,828	1,076	645	17,936

Equity	—	—	—	—	—	—	2,037	2,037

Total liabilities and equity	1,654	1,532	1,004	9,198	2,828	1,076	2,682	19,973

Net during the period	-132	-843	-10	-754	3,234	536	-2,031	—
Cumulative net during the period	-132	-974	-984	-1,738	1,495	2,031	—	—

NIB Annual Report 2008 41

(19) INTEREST RATE RISK
Interest rate risk is the impact that fluctuations in market interest rates can have on the value of the Bank’s interest-bearing assets and liabilities and on the interest income recognised in the income statement. The table below provides information on the extent of the Bank’s interest rate exposure. The assets and liabilities are grouped into buckets defined by their time to maturity or the date of the interest rate adjustment. The difference, or gap, between assets and liabilities in each time bucket makes the Bank sensitive to interest rate fluctuations. See also Financial Guidelines and Risk Management, Market Risk.

		Over 3
		months	Over 6	Over 1	Over 5
		and up to	months	year and	years and
	Up to and	and	and up to and	up to and	up to and
2008	including	including	including	including	including	Over
(Amounts in EUR million)	3 months	6 months	1 year	5 years	10 years	10 years	Undefined	Total

Assets
Cash and cash equivalents	5,019	72	—	—	—	—	-314	4,777
Financial placements
Placements with credit institutions	23	17	40	—	—	—	2	82
Investment securities	645	9	21	886	535	408	-2	2,502
Other	—	—	—	—	—	—	14	14

	668	26	61	886	535	408	15	2,599

Loans outstanding	4,808	6,712	484	329	487	192	50	13,063
Intangible assets	—	—	—	—	—	—	7	7
Tangible assets	—	—	—	—	—	—	35	35
Other assets
Derivatives
Receivables 1)	7,755	5,761	1,388	8,816	2,094	410	627	26,851
Other assets	—	—	—	—	—	—	8	8
Paid-in capital and payments to the Bank’s reserves, receivable	—	—	—	—	—	—	32	32
Accrued interest and fees receivable	—	—	—	—	—	—	367	367

Total assets	18,250	12,571	1,933	10,031	3,116	1,010	825	47,737

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	1,085	8	—	—	—	—	—	1,093
Long-term	23	17	39	—	—	—	—	79

	1,108	25	39	—	—	—	—	1,172
Repurchase agreements	—	46	—	—	—	—	—	46
Debts evidenced by certificates	2,438	1,701	1,388	8,813	2,091	409	709	17,549
Other liabilities
Derivatives
Payables 1)	15,252	10,420	114	293	466	323	33	26,901
Other liabilities	—	—	—	—	—	—	5	5
Accrued interest and fees payable	—	—	—	—	—	—	333	333

Total liabilities	18,798	12,192	1,541	9,106	2,557	733	1,080	46,007

Equity	—	—	—	—	—	—	1,730	1,730

Total liabilities and equity	18,798	12,192	1,541	9,106	2,557	733	2,810	47,737

Net during the period	-549	380	392	925	559	278	-1,985	—
Cumulative net during the period	-549	-169	223	1,148	1,707	1,985	—	—

1)	Swaps are not netted.

42 NIB Annual Report 2008

		Over 3	Over 6
		months	months	Over 1	Over 5
		and up to	and up to	year and	years and
	Up to and	and	and	up to and	up to and
2007	including	including	including	including	including	Over
(Amounts in EUR million)	3 months	6 months	1 year	5 years	10 years	10 years	Undefined	Total

Assets
Cash and cash equivalents	4,297	268	—	—	—	—	-71	4,493
Financial placements
Placements with credit institutions	—	—	34	58	—	—	2	93
Investment securities	123	26	58	513	562	312	-11	1,583
Other	—	—	—	—	—	—	7	7

	123	26	92	571	562	312	-2	1,683

Loans outstanding	4,292	6,690	190	516	494	145	-36	12,291
Intangible assets	—	—	—	—	—	—	7	7
Tangible assets	—	—	—	—	—	—	37	37
Other assets
Derivatives
Receivables 1)	6,130	6,621	781	7,886	2,246	549	303	24,515
Other assets	—	—	—	—	—	—	2	2
Paid-in capital and payments to the Bank’s reserves, receivable	—	—	—	—	—	—	43	43
Accrued interest and fees receivable	—	—	—	—	—	—	368	368

Total assets	14,841	13,604	1,063	8,972	3,302	1,006	650	43,438	1)

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	454	—	—	—	—	—	—	454
Long-term	—	—	34	58	—	—	—	92

	454	—	34	58	—	—	—	546
Repurchase agreements	—	—	—	—	—	—	—	—
Debts evidenced by certificates	1,885	1,695	781	7,772	2,248	544	99	15,023
Other liabilities
Derivatives
Payables 1)	12,394	11,586	110	530	500	168	178	25,465
Other liabilities	—	—	—	—	—	—	4	4
Accrued interest and fees payable	—	—	—	—	—	—	363	363

Total liabilities	14,733	13,281	925	8,360	2,748	711	645	41,402

Equity	—	—	—	—	—	—	2,037	2,037

Total liabilities and equity	14,733	13,281	925	8,360	2,748	711	2,682	43,438	1)

Net during the period	109	323	138	612	554	295	-2,031	—
Cumulative net during the period	109	432	570	1,182	1,736	2,031	—	—

1)	Swaps are not netted.

NIB Annual Report 2008 43

(20) CURRENCY RISK
NIB’s operations are mostly in euros and US dollars. The table below shows the net of assets and liabilities of the major currencies. See also Financial Guidelines and Risk Management, Market Risk.
Net currency position as of 31 December 2008:

							Fair value
							adjustments
						Other	and swap
(Amounts in EUR million)	EUR	USD	GBP	JPY	SEK	currencies	netting	Total

Assets
Cash and cash equivalents	3,522	1,206	20	—	12	18	—	4,777
Financial placements
Placements with credit institutions	82	—	—	—	—	—	—	82
Debt securities	2,371	131	—	—	—	—	—	2,502
Other financial placements	14	—	—	—	—	—	—	14

	2,468	131	—	—	—	—	—	2,599
Loans outstanding	6,965	2,673	2	54	1,755	1,563	50	13,063
Intangible assets	7	—	—	—	—	—	—	7
Tangible assets	35	—	—	—	—	—	—	35
Other assets
Derivatives	-9,487	5,607	1,767	1,965	-1,753	1,255	2,379	1,734
Other assets	7	1	—	—	—	—	—	8

	-9,479	5,608	1,767	1,965	-1,753	1,255	2,379	1,742
Paid-in capital and payments to the Bank’s reserves, receivable	32	—	—	—	—	—	—	32
Accrued interest and fees receivable	167	155	30	34	19	85	-123	367

Total assets	3,716	9,773	1,819	2,054	32	2,921	2,306	22,620

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions	941	134	—	—	—	17	—	1,093
Long-term amounts owed to credit institutions	79	—	—	—	—	—	—	79

	1,020	134	—	—	—	17	—	1,172
Repurchase agreements	46	—	—	—	—	—	—	46
Debts evidenced by certificates
Debt securities issued	688	9,404	1,788	1,908	15	2,812	705	17,320
Other debt	35	72	—	119	—	—	3	229

	723	9,476	1,788	2,027	15	2,812	709	17,549
Other liabilities
Derivatives	—	—	—	—	—	—	1,785	1,785
Other liabilities	5	—	—	—	—	—	—	5

	5	—	—	—	—	—	1,785	1,790
Accrued interest and fees payable	132	160	30	34	16	83	-123	333

Total liabilities	1,926	9,770	1,818	2,061	31	2,912	2,371	20,890
Equity	2,011	—	—	—	—	—	—	2,011

Total liabilities and equity	3,937	9,770	1,818	2,061	31	2,912	2,371	22,902

Net of assets and liabilities as of 31 Dec 2008	-221	2	—	-7	1	9	-65	-281

44 NIB Annual Report 2008

Net currency position as of 31 December 2007:

							Fair value
							adjustments
						Other	and swap
(Amounts in EUR million)	EUR	USD	GBP	JPY	SEK	currencies	netting	Total

Assets
Cash and cash equivalents	2,844	1,586	21	—	—	42	—	4,493
Financial placements
Placements with credit institutions	93	—	—	—	—	—	—	93
Debt securities	1,582	—	—	—	—	1	—	1,583
Other	7	—	—	—	—	—	—	7

	1,682	—	—	—	—	1	—	1,683
Loans outstanding	6,316	2,420	6	49	1,907	1,629	-36	12,291
Intangible assets	7	—	—	—	—	—	—	7
Tangible assets	37	—	—	—	—	—	—	37
Other assets
Derivatives	-7,760	2,969	2,005	1,512	-1,856	2,153	2,026	1,050
Other assets	2	—	4	—	—	—	-5	2

	-7,758	2,969	2,009	1,512	-1,856	2,153	2,021	1,051
Paid-in capital and payments to the Bank’s reserves, receivable	43	—	—	—	—	—	—	43
Accrued interest and fees receivable	156	232	41	36	19	108	-223	368

Total assets	3,325	7,206	2,078	1,597	71	3,933	1,763	19,973

Liabilities and equity
Amounts owed to credit institutions
Short-term amounts owed to credit institutions	399	—	—	14	—	42	—	454
Long-term amounts owed to credit institutions	92	—	—	—	—	—	—	92

	491	—	—	14	—	42	—	546
Repurchase agreements	—	—	—	—	—	—	—	—
Debts evidenced by certificates
Debt securities issued	641	6,794	2,026	1,456	53	3,760	100	14,830
Other debt	35	68	—	91	—	—	-1	193

	676	6,862	2,026	1,547	53	3,760	99	15,023
Other liabilities
Derivatives	—	—	—	—	—	—	1,999	1,999
Other liabilities	8	72	10	1	—	17	-103	4

	8	72	10	1	—	17	1,896	2,004
Accrued interest and fees payable	116	269	42	36	16	107	-223	363

Total liabilities	1,290	7,203	2,078	1,597	69	3,926	1,772	17,936
Equity	1,967	—	—	—	—	—	2	1,968

Total liabilities and equity	3,257	7,203	2,078	1,597	69	3,926	1,774	19,905

Net of assets and liabilities as of 31 Dec 2007	68	3	-1	—	1	7	-11	69

NIB Annual Report 2008 45

(21) AVERAGE BALANCE SHEET

(Amounts in EUR million)	2008	2007

Assets
Cash and cash equivalents	4,589	4,168
Financial placements
Placements with credit institutions	82	94
Debt securities	1,888	1,519
Other	11	8

	1,981	1,621

Loans outstanding	12,870	11,920
Intangible assets	7	7
Tangible assets	36	37
Other assets
Derivatives	1,127	832
Other assets	4	4

	1,130	836

Paid-in capital and payments to the Bank’s reserves, receivable	37	44

Accrued interest and fees receivable	382	345

Total assets	21,032	18,977

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions	477	333
Long-term amounts owed to credit institutions	80	93

	557	426

Repurchase agreements	12	205

Debts evidenced by certificates
Debt securities issued	15,888	14,129
Other debt	202	210

	16,090	14,339

Other liabilities
Derivatives	2,039	1,637
Other liabilities (incl. exchange rate adjustments)	7	6

	2,046	1,643

Accrued interest and fees payable	346	312

Total liabilities	19,051	16,926

Equity	1,981	2,051

Total liabilities and equity	21,032	18,977

The average balance sheet is calculated on a monthly basis.

46 NIB Annual Report 2008

(22) RELATED PARTY DISCLOSURES
The Bank provides services to and enters into transactions with the Nordic Development Fund (NDF) and the Nordic Environment Finance Corporation (NEFCO), which have for the most part the same owners as NIB. The following table shows the outstanding balance of amounts owed to NDF and NEFCO and the interest paid during the year. The interest paid to these institutions is at normal commercial rates. Information regarding key personnel is presented in Note 5.

			Amounts owed by	Amounts owed to
	Interest from	Interest to	related parties as of 31	related parties as of 31
(Amounts in EUR 1,000)	related parties	related parties	Dec	Dec

2008	—	7,516	95	156,417
2007	—	6,101	228	145,758
Rental income (NDF, NEFCO)

(Amounts in EUR 1,000)	NDF	NEFCO

2008	110	148
2007	55	90
(23) CASH FLOW STATEMENT
Specification of the change in net liquidity on 31 December:

(Amounts in EUR 1,000)	2008	2007

Cash and balances with banks 1)	13,265	13,077
Short-term placements with credit institutions	2,487,134	1,187,733
Liquid debt securities at floating interest rates	2,276,422	3,292,475

Cash and cash equivalents	4,776,821	4,493,285

Short-term amounts owed to credit institutions	-1,092,809	-454,498
Short-term repurchase agreements	-45,900

Net liquidity	3,638,112	4,038,786

Change in net liquidity	-400,675	815,106

1)	Including EUR 823 thousand (2,176) initial margin requirement for futures on 31 December.

NIB Annual Report 2008 47

(24) EXCHANGE RATES

		EUR rate on		EUR rate on
		31 Dec 2008		31 Dec 2007

DKK	Danish Krone	7.4506		7.4583
EEK	Estonian Kroon	15.6466	1)	15.6466	1)
ISK	Icelandic Króna	290.0	4)	91.90
LVL	Latvian Lats	0.7083		0.6964
NOK	Norwegian Krone	9.7500		7.958
SEK	Swedish Krona	10.87		9.4415
AUD	Australian Dollar	2.0274		1.6757
CAD	Canadian Dollar	1.6998		1.4449
CHF	Swiss Franc	1.4850		1.6547
CZK	Czech Koruna	26.875		26.628
GBP	Pound Sterling	0.95250		0.73335
HKD	Hong Kong Dollar	10.7858		11.4800
JPY	Japanese Yen	126.14		164.93
MXN	Mexican Peso	19.2333	2)	16.0778	3)
NZD	New Zealand Dollar	2.4191		1.9024
PLN	Polish Zloty	4.1535		3.5935
RUB	Russian Rouble	41.2830		35.986
SDR	Special Drawing Right	0.90354	2)	0.931563	3)
SGD	Singapore Dollar	2.0040		2.1163
SKK	Slovak Koruna	30.126		33.583
TRY	New Turkish Lira	2.1488		1.717
TWD	New Taiwan Dollar	45.66864	2)	47.73431	3)
USD	United States Dollar	1.3917		1.4721
ZAR	South African Rand	13.0667		10.0298

1)	Fixed exchange rate in Currency Board arrangement with regard to the euro.

2)	The exchange rate is calculated by using the market rate for USD/relevant currency, as of 31 December 2008, which then provides the EUR/relevant currency rate.

3)	The exchange rate is calculated by using the market rate for USD/relevant currency, as of 31 December 2007, which then provides the EUR/relevant currency rate.

4)	Latest rate for ISK: 3 December 2008.
25) POST-BALANCE SHEET EVENTS
There have been no material post-balance sheet events that would require disclosure or adjustment to these financial statements. On 5 March 2009, the Board of Directors reviewed and signed the financial statements. These financial statements will be submitted for approval to the Annual Meeting of the Board of Governors to be held on 26 May 2009.

48 NIB Annual Report 2008

Auditors’ reports
INDEPENDENT AUDITORS’ REPORT TO THE CONTROL COMMITTEE OF THE NORDIC INVESTMENT BANK
In our capacity as auditors appointed by the Control Committee of the Nordic Investment Bank we have audited the accompanying 2008 financial statements of the Bank, which comprise the balance sheet as at 31 December 2008, and the income statement, statement of changes in equity and cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory notes.
THE BOARD OF DIRECTORS’ AND THE PRESIDENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS
The Board of Directors and the President are responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.
AUDITOR’S RESPONSIBILITY
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
OPINION
In our opinion, the 2008 financial statements give a true and fair view of the financial position of the Nordic Investment Bank as of 31 December 2008, and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
REPORT ON THE OTHER REQUIREMENTS
In accordance with the Terms of Engagement our audit also included a review of whether the Board of Directors’ and the President’s administration have complied with the Statutes of the Bank. It is our opinion that the administration of the Board of Directors and the President complied with the Statutes of the Bank.
Helsinki, 6 March 2009
Sixten Nyman
Authorised Public Accountant
KPMG Oy Ab
Mannerheimintie 20 B
00100 Helsinki
Finland
Per Gunslev
State Authorised Public Accountant
KPMG, Statsautoriseret Revisionspartnerselskab
Borups Allé 177
2000 Frederiksberg
Denmark

NIB Annual Report 2008 49

TO THE BOARD OF GOVERNORS OF THE NORDIC INVESTMENT BANK
Statement by the Control Committee of the Nordic Investment Bank on the audit of the administration and accounts of the Bank
In accordance with section 17 of the Statutes of the Nordic Investment Bank, we have been appointed to ensure that the operations of the Bank are conducted in accordance with its Statutes and to be responsible for the audit of the Bank’s accounts. Having completed our assignment for the year 2008, we hereby submit the following report.
The Control Committee met during the fiscal year as well as after the Bank’s Financial Statements had been prepared, and the Committee performed the control and examination measures considered necessary. The Annual Report of the Bank was examined at a meeting in Helsinki on 6 March 2009. In carrying out its tasks, the Control Committee received such information and carried out such examination measures as it deemed necessary to assess the Bank’s position in regard to its risks. We have also received the Independent Auditors’ Report, submitted on 6 March 2009 by the authorised public accountants appointed by the Control Committee.
Following our audit, we consider that:
•	The Bank’s operations during the financial year have been conducted in accordance with the Statutes, and that

•	The Financial Statements give a true and fair view of the financial position of the Bank as at 31 December 2008 and of its results and financing in 2008. The Income Statement shows a loss of EUR 281,273,211.42 for the financial period. However, it should be noted that the Bank’s Financial Statements for 2008 are subject to extraordinary uncertainty because

•	the fair value of many financial assets is very difficult to assess in present market conditions, which is also reflected in the substantial amount of unrealized losses that the Bank’s Management expects to be largely recouped later, and

•	it remains to be seen to what extent the lending portfolio of the Bank may be further impaired by the challenging business climate facing some of its borrowers.
We recommend to the Board of Governors that:
•	The allocation of the Bank’s loss for the financial period, as proposed by the Board of Directors, be approved;

•	The Income Statement and the Balance Sheet be adopted;

•	The proposal by the Board of Directors that no dividends be made available to the Bank’s owners for 2008 be approved; and

•	The Board of Directors and the President be discharged from liability for the administration of the Bank’s operations during the accounting period examined by us.
In the opinion of the Control Committee, no dividends should be made available in the following years until the loss for 2008 has been recovered.
Helsinki, 6 March 2009
Darius Matusevičius
Sigita Burbienė
Torsten Gersfelt
Kari Lise Holmberg
Per Kaalund
Jürgen Ligi
Johan Linander
Tuula Peltonen
Ragnheiður Ríkharðsdóttir
Viesturs Sileniks

50 NIB Annual Report 2008